UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUANTUM ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	1311	98-0428608
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

SEC File No. 333-118138

60 East Rio Salado Parkway, Suite 900 Tempe, Arizona 85281
(Address, including zip code and telephone number, including area code, of principal executive offices)

Nevada Agency and Trust Company

50 West Liberty Street, Suite 880

_______________Reno, NV 89501_______________

(Name, address and telephone number of agent for service)

with copies to:

Brunson Chandler & Jones

175 South Main Street

Suite 1410

Salt Lake City, Utah 84111

(801) 303-5730

Approximate date of commencement of proposed sale to the public: As soon as practicable and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated Filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (1)
Newly Issued Common Stock to be registered as part of a Primary Offering (as defined herein)	41,333,125	$0.20	$8,266,625	$958.10
Common Stock Issued and Outstanding to be registered as a part of a Secondary Offering by certain Selling Security Holders (as defined herein)	20,653,040 (2)	$0.20	$4,130,608	$478.74
TOTAL	61,986,165	$0.20	$12,397,233	$1,436.84

(1) The fee is calculated by multiplying the aggregate offering amount by .0001159, pursuant to Rule 457.

(2) Represents certain common shares currently outstanding to be sold by the Selling Security Holders.

THE OFFERING PRICE OF THE COMMON STOCK HAS BEEN ARBITRARILY DETERMINED AND BEARS NO RELATIONSHIP TO ANY OBJECTIVE CRITERION OF VALUE. THE PRICE DOES NOT BEAR ANY RELATIONSHIP TO OUR ASSETS, BOOK VALUE, HISTORICAL EARNINGS OR NET WORTH.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL WE WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The securities registered hereunder, including those held by selling stockholders, may not be sold until this registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted under applicable law.

SUBJECT TO COMPLETION, Dated February __, 2017

PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to but these securities in any jurisdiction where the offer or sale is not permitted.

Quantum Energy, Inc.

41, 333,125 Common Shares in Primary Offering

20,653,040 Common Shares in Secondary Offering

This prospectus relates to the sale of up to 41,333,125 shares of common stock being sold at $0.20 per share pursuant to the Primary Offering and 20,653,040 shares of common stock being offered at $0.20 per share by the Selling Security Holders pursuant to the Secondary Offering, of Quantum Energy, Inc. (“we,” “us,” or the “Company”).

	Per Share	Sale Total
Public Offering Price	$0.20	$8,266,625
Underwriting Discounts and Commissions	$0.00	$0
Proceeds to Quantum Energy, Inc.	$0.20	$8,266,625

The Company is offering for sale a maximum of 41,333,125 shares of its common stock, par value $0.001 per share, in a direct offering (the “Primary Offering”). These shares will be offered at a fixed price of $0.20 per share.  There is no minimum number of shares that must be sold by us for the Primary Offering to proceed and therefore we may receive no proceeds or very minimal proceeds from the Primary Offering.  In the event we do not raise sufficient capital to implement our planned operations, your entire investment could be lost. We will retain the proceeds from the sale any shares sold under the Primary Offering.

We will receive approximately $8,266,625 in gross proceeds if we sell all of the shares in the Primary Offering, and we will receive estimated net proceeds (after paying certain expense related to the offering process) of approximately $8,266,625, if we sell all of those shares.

Additionally, certain Selling Security Holders named in this prospectus are offering for sale 20,653,040 common shares (the “Secondary Offering”). The Company will not receive any proceeds from the sale of shares being sold by these Selling Security Holders under the Secondary Offering. The price at which the Selling Security Holders may sell their shares will be determined by the prevailing market price, as then-quoted on OTCMarkets, or at such other price agreeable to the Selling Security Holder and a prospective purchaser. No underwriting arrangements have been entered into by any of the Selling Security Holders. The Selling Security Holders and any intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

The offering will commence on the effective date of this prospectus and will terminate upon the earliest of (i) such time as all of the common stock available hereunder has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus.

We will sell the common shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. There is no minimum amount of common shares we must sell so no money raised from the sale of such common shares will go into escrow, trust or another similar arrangement. We will bear the all of the costs associated with this offering.

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We were incorporated in the State of Nevada on February 5, 2004 as “Boomers Cultural Development.” On May 18, 2006 the company changed its name to Quantum Energy, Inc. when we acquired interests in numerous oil & gas properties in the Barnett Shale area of West Texas. Today, our business strategy is to develop, construct and operate crude oil processing facilities that include refineries in the Bakken field of North Dakota, Montana and Saskatchewan, Canada.

Our auditors have indicated in their opinion on our financial statements as of and for the period from inception to February 28, 2016 that there exists substantial doubt as to our ability to continue as a going concern. Moreover, we are an early stage venture with limited operating history. As such, this offering is highly speculative and the common stock being offered for sale involves a high degree of risk and should be considered only be persons who can afford the loss of their entire investment. Readers are encouraged to reference the section entitled “Risk Factors” herein for additional information regarding the risks associated with our company and common stock

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our common stock is quoted on OTC Pink under the ticker symbol “QEGY.”  There is a limited trading market for our common shares. Our most recent closing stock price, as of February 17, 2017, was $0.15 per share.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. We may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is February __, 2017

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PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our,” “us,” or “Quantum” refer to Quantum Energy, Inc. unless the context indicates otherwise.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

The Company

Organization:	The registrant was incorporated in the State of Nevada on February 4, 2004. Our principal executive offices are located at 60 East Rio Salado Parkway, Suite 900 Tempe, Arizona 85281.

Management:	Our Chief Executive Officer is Mr. Stanley Wilson.

Plan of Operations:	The Company is principally engaged in the development of energy processing facilities to refine the light crude in the Bakken field of North Dakota, Montana and Canada.

Historical Operations:	Starting in May 2006, the Company decided to embark on a new business path in oil and gas exploration and acquisitions. The Company acquired interests in numerous oil & gas properties in the Barnett Shale area of West Texas. After the initial success of the Barnett Shale leases, the production program in the Barnett Shale area encountered substantial difficulties. Numerous wells throughout this extensive area experienced production difficulties. In addition to the production problems was the severe drop in natural gas prices. All of the wells in which the Company had interests were suspended and all marginal wells have been capped, resulting in the Company abandoning the Company's interest in the Barnett Shale area.

Current Operations:	We are currently focused on the development, construction and operation of a 40,000 BPD full slate refinery in Stoughton, Saskatchewan, Canada through our 100% owned Canadian subsidiary, Dominion Energy Processing Group, Inc.

Going Concern:	Our independent auditor has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact to date have had no significant revenues. Potential investors should be aware that there are difficulties associated with being a new venture, and the high rate of failure associated with this fact. We have an accumulated deficit of at and have had no significant revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from our operations. These factors raise substantial doubt that we will be able to continue as a going concern.

The Company has no present plans to be acquired or to merge with another company nor does the registrant, or any of its shareholders, have any plans to enter into a change of control or similar transaction.

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THE OFFERING

Type of Securities Offered: Common Stock

Common Shares Being Sold

In this Offering: 41,333,125

Offering Price: The Company will offer its common shares at $0.20 per share.

Common Shares Outstanding

Before the Offering: 59,911,683

Termination of the Offering:	The Primary Offering will commence as of the effective date of this prospectus and will terminate upon the earliest of (i) such time as all of the common stock available thereunder has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus. The Secondary Offering will commence as of the effective date of this prospectus and will terminate upon the earliest of (i) such times as all of the common stock available thereunder has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus. Although we do not presently intend to do so, we have the right to amend the terms of the offering. Our Board of Directors may cancel the offering at any time.

Best efforts offering:	We are offering our common stock on a “best efforts” basis through our Chief Executive Officer and President, who will not receive any discounts or commissions for selling the shares. There is no minimum number of shares that must be sold in order to close this offering.

Use of proceeds:	We will receive approximately $8,266,625 in gross proceeds if we sell all of the shares in the Primary Offering, however, there is not guarantee that we will receive any proceeds from this offering. We will use the proceeds of the Primary Offering, if any, to first cover administrative expenses in connection with this offering. We plan to use the remaining proceeds, if any, to develop clean energy centers throughout the Bakken Field with each to include a diesel refinery, separate adjacent processing plant, and the latest CO2 capture technology to reduce emissions. We will receive none of the proceeds from the sale of shares by the Selling Security Holders in the Secondary Offering. See the section titled “Use of Proceeds” herein for a more detailed explanation of how proceeds from the Primary Offering will be used.

Market for our Common Stock:	Our common stock is currently traded on OTC Pink under the ticker symbol “QEGY.” We anticipate applying for quoting of our common shares on the OTC Markets or OTCQB upon the effectiveness of the registration statement of which this prospectus forms a part. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Markets and OTCQB, nor can there be any assurance that such application for quotation will be approved.

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Common Stock Control:	Stanley Wilson, our Chairman, President, Secretary, Treasurer, and Director, and Kandy LP, controlled by Andrew J. Kacic, currently control a majority of issued and outstanding common stock voting rights of the Company, and will continue to own sufficient votes to control the operations of the Company after this offering, irrespective of its outcome.

Penny Stock Regulation:	The liquidity of our common stock is restricted as the registrant’s common stock falls within the definition of a penny stock. These requirements may restrict the ability of broker/dealers to sell the registrant's common stock, and may affect the ability to resell the registrant's common stock

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

Risks Related to our Company

Our having generated no revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of the year ended February 28, 2016, we have generated no revenues and incurred an operating loss of $1,446,062. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues and expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

We may be unable to continue paying the costs of being a reporting public company.

The costs of being a public reporting company under the Securities Exchange Act of 1934 may be substantial and the Company may not be able to absorb the costs of being a public company which may cause us to cease being public in the future or require additional fundraising in order to remain in business. We estimate that in the future, costs for legal and accounting will be $25,000 per year.

Our lack of operating history makes evaluating our business difficult.

We are a relatively new entrant to the refinery development and operation field. As a result, we have a limited operating history and we may not sustain profitability in the future. To sustain profitability, we must:

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·	develop viable oil processing properties;
·	attract, integrate, and motivate highly qualified professionals and third party contractors to expand operations;
·	raise sufficient capital to expand operations; and
·	process oil in such amounts so as to become profitable.

We may not be successful in accomplishing these objectives. Further, our lack of operating history makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in highly competitive industries such as mineral mining. The historical information in this report may not be indicative of our future financial condition and future performance. For example, we expect that our future annual growth rate in revenues will be moderate and likely be less than the growth rates experienced in the early part of our history.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our Chief Executive Officer Stanley F. Wilson. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

The risks associated with exploration and, if applicable, mining could cause personal injury or death, environmental damages, delays in mining, monetary losses and possible legal liability.

We are engaged in the processing of crude oil through the construction and operation of refinery facilities. There are significant operational risks associated with such operations. We do not presently carry property and liability insurance. Cost effective insurance contains exclusions and limitations on coverage and may be unavailable in some circumstances.

Our auditor has indicated in its report that there is substantial doubt about our ability to continue as a going concern as a result of our lack of revenues and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Our auditor has indicated in its report that our lack of revenues raises substantial doubt about our ability to continue as a going concern.  The financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

Because we have a limited history of operations we may not be able to successfully implement our business plan.

We have less than three years of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

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Our future results and reputation may be affected by litigation or other liability claims.

We have not procured a general liability insurance policy for our business. To the extent that we suffer a loss of a type which would normally be covered by general liability, we would incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Adverse publicity could result in a loss of consumer confidence in our business or our securities.

Our Articles of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Articles of Incorporation generally limit our officers’ and directors’ personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation and Bylaws, provide indemnification for our officers and directors to the fullest extent authorized by the Nevada Revised Statutes against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company.  Such an indemnification payment might deplete the Company's assets. Stockholders who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder is against public policy and therefore unenforceable.

If our estimates related to expenditures and cash flow from operations are erroneous, and we are unable to sell additional equity securities, our business could fall short of expectations and you may lose your entire investment.

Our financial success is dependent in part upon the accuracy of our management's estimates of expenditures and cash flow from operations. If such estimates are erroneous or inaccurate, we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

Implications of Being an Emerging Growth Company.

As a company with less than $1.0 billion in revenue during its last fiscal year, we are considered an "emerging growth company" as defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies.  These provisions include:

·	A requirement to have only two years of audited financial statements and only two years of related management's discussion and analysis included in an initial public offering registration statement;
·	an exemption to provide less than five years of selected financial data in an initial public offering registration statement;
·	an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;
·	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;
·	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and
·	reduced disclosure about the emerging growth company's executive compensation arrangements

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An emerging growth company is also exempt from Section 404(b) of Sarbanes Oxley which requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. Similarly, as a Smaller Reporting Company we are exempt from Section 404(b) of the Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

As an emerging growth company, we are exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to take advantage of the benefits of this extended transition period.  Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would cease to be an emerging growth company upon the earliest of:

·	the first fiscal year following the fifth anniversary of this offering,
·	the first fiscal year after our annual gross revenues are $1 billion or more,
·	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or
·	as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus).  Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8A (which we have no current plans to file).  If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.  After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders.  However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act.  Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act.  However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not "accredited investors" (or 2,000 persons in the case of banks and bank holding companies).  The JOBS Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold.  This means that access to information regarding our business and operations will be limited.

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Risks Related to our Business

Crude oil prices and refined fuel prices are volatile and a decline in refined fuel prices and an increase in oil prices could materially and adversely affect our financial results and impede our growth.

Our revenue, profitability and cash flow depend upon the prices and demand for refined fuels and the cost of crude oil. The markets for these commodities are very volatile and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Prices for refined fuels and crude oil may fluctuate widely in response to a variety of additional factors that are beyond our control, such as:

·	changes in global supply and demand for natural gas and oil;
·	commodity processing, gathering, and transportation availability;
·	domestic and global political and economic conditions;
·	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;
·	weather conditions, including hurricanes;
·	technological advances affecting energy consumption;
·	domestic and foreign governmental regulations; and
·	the price and availability of alternative fuels.

Lower refined fuel prices and an increase in crude oil prices may not only decrease our revenue on a per share basis, but also may reduce the amount of refined fuel that we can produce economically.

We may be unable to continue paying the costs of being public.

The costs of being a public company may be substantial and the Company may not be able to absorb the costs of being a public company which may cause us to cease being public in the future or require additional fundraising in order to remain in business. We estimate that in the future, costs for legal and accounting at $20,000 per year.

Competition in the crude oil refining industry is intense, which may adversely affect our ability to succeed.

The crude oil refining industry is intensely competitive, and we compete with companies that have greater resources than we do. Many of these companies have refining, processing and gathering operations and market petroleum and other products on a regional, national or worldwide basis. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can. Our ability to develop or acquire additional properties will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Some of our competitors have been operating in the Bakken region much longer than we have and have demonstrated the ability to operate through industry cycles. Any of these competitive disadvantages could adversely affect our business, financial condition and results of operations.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

Significant growth in the size and scope of our operations could place a strain on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the natural gas and oil industry could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plans.

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We are subject to complex federal, state, local and other laws and regulations that could materially and adversely affect our business, financial condition and results of operations.

Our crude oil refining operations are subject to complex and stringent laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to maintain compliance with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted or if new laws and regulations become applicable to our operations. These costs could have a material and adverse effect on our business, financial condition and results of operations. Moreover, our failure to comply with these laws and regulations, as interpreted and enforced, could have a material adverse effect on our business, financial condition and results of operations.

Refinery activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our refinery activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

The marketability of refined fuel products will be affected by numerous factors beyond our control, which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of refined fuel products will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

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We do not yet have substantial assets or revenues and are largely dependent upon the proceeds of this offering to fully fund our business. If we do not the sell shares in this offering we may have to seek alternative financing to complete our business or abandon them.

We have limited capital resources. To date, the Company has funded its operations from limited funding and has not generated sufficient cash from operations to be profitable. Unless the company begins to generate sufficient revenues to finance operations as a going concern, we may experience liquidity and solvency problems. Such liquidity and solvency problems may for us to cease operations if additional financing is not available. No known alternative sources of funds are available to the Company in the event it does not have adequate proceeds from this offering. However, the Company believes that the net proceeds of this offering will be sufficient to satisfy operating requirements for the next twelve months

The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Our generating minimal revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of February 28, 2016, we have generated minimal revenues and incurred a loss of $1,446,062. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses.  If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

Risks Related to our Common Stock

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

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Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 41,333,125 newly issued shares are being registered in this offering, however all of the remaining shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation, as amended, authorize the issuance of 295,000,000 shares of common stock.  As of February 23, 2017, the Company has issued and outstanding 59,911,683 shares of common stock. Accordingly, we are authorized to issue additional shares of common stock and may elect to do so in due course. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to relay upon the operative facts as the basis for such exemption, including information provided by investors themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

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Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of the Company.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of who are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company.

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Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

Opt-in right for emerging growth company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ materially from the predictions discussed in these forward-looking statements. The economic environment within which we operate could materially affect our actual results.  Additional factors that could materially affect these forward-looking statements and/or predictions include, among other things: the volatility of real estate prices, the possibility that our marketing efforts will not be successful in identifying buyers of real estate, the Company’s need for and ability to obtain additional financing, and, other factors over which we have little or no control.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.20. The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by the Company in the Primary Offering. There is no guarantee that we will receive any proceeds from the offering.

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	100% of Offering Sold	75% of Offering Sold	50% of Offering Sold	25% of Offering Sold
Offering Proceeds	$8,266,625	$6,199,969	$4,133,313	$2,066,656
Shares Sold	41,333,125	30,999,844	20,666,563	10,333,281
Gross Proceeds	$8,266,625	$6,199,969	$4,133,313	$2,066,656
Total Before Expenses	$8,266,625	$6,199,969	$4,133,313	$2,066,656

Offering Expenses
Accounting	10,000	10,000	10,000	10,000
Legal	30,000	30,000	30,000	30,000
Publishing/EDGAR	5,000	5,000	5,000	5,000
Transfer Agent	5,000	5,000	5,000	5,000
SEC Filing Fee	1,437	1,437	1,437	1,437
Total Expenses	51,437	51,437	51,437	51,437

Net Offering Proceeds	8,215,188	6,148,532	4,081,876	2,015,219

Expenditures
Stoughton Engineering and Permitting
Phase I	2,464,556	1,844,560	1,224,563	604,566
Phase II	5,750,632	4,303,972	2,857,313	1,410,653

Total Expenditures	8,266,625	6,199,969	4,133,313	2,066,656
Net Remaining Proceeds	0	0	0	0

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the fully implement our business plan.

In the event we are not successful in selling all of the securities under the Primary Offering, we would utilize any available funds raised in the following order of priority:

·	for general and administrative expenses, including legal and accounting fees and administrative support expenses incurred in connection with our reporting obligations with the SEC;
·	for sales and marketing;
·	office lease expenses and office equipment; and
·	salaries for our Chief Executive Officer and President and the hiring of 1-2 additional full-time employees.

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The Company leases office space at 60 East Rio Salado Parkway, Suite 900, Tempe, Arizona 85281 as its corporate headquarters at a monthly rent of $230.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the common shares being sold in the Primary Offering, which was arbitrarily determined and bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Notwithstanding this arbitrary price, we did consider certain factors in determining the offering price:

·	our lack of significant revenues;
·	our business model, and our lack of comparable publicly held companies with which to compare our model; and
·	the price we believe a purchaser is willing to pay for our stock.

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

DILUTION

If you purchase any of the shares offered by this prospectus, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per share attributable to the existing stockholder for the presently outstanding stock. As of November 30, 2016, our net tangible book value was $817,929 or $0.01 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets (excluding deferred offering costs) less total liabilities, divided by 59,991,683, the number of shares of common stock outstanding at January 31, 2017.

The following table sets forth as of February 23, 2017, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholder and by new investors in this offering if new investors purchase 25%, 50%, 75% or 100% of the offering, after deduction of offering expenses, assuming a purchase price in this offering of $0.20 per share of common stock.

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	100% of Offering Sold	75% of Offering Sold	50% of Offering Sold	25% of Offering Sold
Offering Price Per Share	$0.20	$0.20	$0.20	$0.20

Gross Offering Proceeds	$8,266,625	$6,199,969	$4,133,313	$2,066,656
Anticipated Net Offering Proceeds	$8,215,188	$6,148,532	$4,081,876	$2,015,219

Total Shares Issued and Outstanding Before Offering	59,911,683	59,911,683	59,911,683	59,911,683
Total Shares Issued via Offering	41,333,125	30,999,844	20,666,563	10,333,281
Total Shares Issued and Outstanding After Offering	101,244,808	90,911,527	80,578,246	70,244,964
# of Shares After Offering Held by Public Investors	86,144,808	75,811,527	65,478,246	55,141,683

% of Shares – Purchasers After Offering	40.8%	34.1%	25.7%	14.7%
% of Shares – Existing Shareholder After Offering	59.2%	65.9%	74.3%	85.3%
	100.0%	100.0%	100.0%	100.0%

Pre-Offering Net Tangible Book Value **	$817,929	$817,929	$817,929	$817,929
Post Offering Net Tangible Book Value	9,033,117	6,966,461	4,899,805	2,833,148
Increase (Decrease) Net Tangible Book Value After Offering for Original Shareholder	$8,215,188	$6,148,532	$4,081,876	$2,015,219

Pre-Offering Net Tangible book Value Per Share	$0.01	$0.01	$0.01	$0.01
Post Offering Net Tangible Book Value Per Share	$0.09	$0.08	$0.06	$0.04
Increase (Decrease) Net Tangible Book Value Per Share After Offering for Original Shareholder	$0.08	$0.07	$0.05	$0.03

Dilution Per Share for New Shareholders
Percentage Dilution Per Share for New Shareholders	40.8%	34.1%	25.7%	14.7%
Capital Contribution by Purchasers of Shares	$8,266,625	$6,199,969	$4,133,313	$2,066,656
Capital Contribution by Existing Shares	$-	$-	$-	$-
% Contribution by Purchasers of Shares	100.0%	100.0%	100.0%	100.0%
% Contribution by Existing Shareholder	0.0%	0.0%	0.0%	0.0%

Assuming we sell all 41,333,125 shares for sale through the Primary Offering and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of November 30, 2016 would have been $9,033,117 or $0.09 per share. This amount represents an immediate increase in the as adjusted net tangible book value of $0.08 per share to our existing stockholders and an immediate dilution in the as adjusted net tangible book value of approximately $0.11 per share to new investors purchasing common shares in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of February 23, 2017, by the Selling Security Holders prior to the offering contemplated by this prospectus, the number of shares each Selling Security Holder is offering by this prospectus, and the number of shares which each would own beneficially if all such offered shares are sold.

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Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person or his/her spouse has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the Selling Security Holder is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the Selling Security Holders acquired his, her or its shares pursuant to an employment or consulting contract or pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities.

The percentages below are calculated based on 59,911,683 shares of our common stock issued and outstanding as of February 23, 2017.

Name of Selling Security Holder	Number of Shares Owned by the Selling Security Holder	Number of Shares Offered by the Selling Security Holder	Number of Shares Held After the Offering	Percentage of Total Issued and Outstanding After the Offering (1)
Stanley F. Wilson	15,100,000	1,500,000	13,6000,000	22.70%
Kandy LP	14,500,000	1,500,000	13,000,000	21.70%
Robert C. Henry	3,000,000	1,500,000	1,500,000	2.50%
The Big Barge Company Inc.	2,000,000	1,500,000	500,000	0.83%
Lorne K. Stemler	2,000,000	1,500,000	500,000	0.83%
Oopik Holdings LTD	1,773,125	1,500,000	273,125	0.46%
Raleigh C. Kone	900,000	900,000	0	0%
Jeff Malmes	825,840	825,840	0	0%
Robby J. Nichols & Jacalyn Nichols	820,000	820,000	0	0%
Glenn Moradian & Merri Moradian	750,000	750,000	0	0%
Landmark Oil & Gas LLC	560,000	560,000	0	0%
Gravity Holdings Inc.	500,000	500,000	0	0%
Kevin Holinaty	500,000	500,000	0	0%
Janice Mallmes	500,000	500,000	0	0%
Buddy Keith Green	500,000	500,000	0	0%
Mainstar Trust FBO Chiles	300,000	300,000	0	0%
Tiger-Hawk Oil	300,000	300,000	0	0%
RKT LLC	452,200	452,200	0	0%
Consortium LLC	400,000	400,000	0	0%
Trevor Scott MacNeil	200,000	200,000	0	0%
Brunson Chandler & Jones, PLLC	150,000	150,000	0	0%
Renewable Energy Now LLC	120,000	120,000	0	0%
KWCO PC	115,000	115,000	0	0%
Mainstar Trust FBO Beck	100,000	100,000	0	0%
Mainstar Trust Rafferty	100,000	100,000	0	0%
Brandee Corwin Knox	100,000	100,000	0	0%
William K Davis	100,000	100,000	0	0%
Andrew G McGregor	100,000	100,000	0	0%
Raymond Johnson	50,000	50,000	0	0%
Donald A. MacNeil	50,000	50,000	0	0%
Gordon Zelko	50,000	50,000	0	0%
Debra Millet Gilmore	20,000	20,000	0	0%
Marc Litle	20,000	20,000	0	0%
Donald J. MacNeil	10,000	10,000	0	0%
Laine A. MacNeil	10,000	10,000	0	0%
JT Morgan	10,000	10,000	0	0%
Total	46,986,165	20,653,040	29,373,125	49.03%

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(1) Assumes all of the Primary Offering and Secondary Offering shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 59,911,683 shares of common stock issued and outstanding as of February 23, 2017, and 59,911,683 shares of common stock issued and outstanding after completion of the offering.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

PLAN OF DISTRIBUTION

This prospectus relates to the sale of 41,333,125 common shares sold by the Company as part of the Primary Offering and 20,653,040 common shares sold by Selling Security Holders as part of the Secondary Offering.

We will sell the Primary Offering shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. This prospectus permits our officers and directors to sell the common shares directly to the public, with no commission or other remuneration payable to them for any common shares they may sell. There is no plan or arrangement to enter into any contracts or agreements to sell the common shares with a broker or dealer. Our officers and directors will sell the common shares and intend to offer them to friends, family members and business acquaintances. There is no minimum amount of common shares we must sell, so no money raised from the sale of our common shares will go into escrow, trust or another similar arrangement.

The offering will commence on the effective date of this prospectus and will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus.

There are no finders.

Under the rules of the Securities and Exchange Commission, our common stock will come within the definition of a “penny stock” because the price of our common stock is below $5.00 per share. As a result, our common stock will be subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

·	make a suitability determination prior to selling penny stock to the purchaser;
·	receive the purchaser’s written consent to the transaction; and
·	provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell our common stock, and may affect the ability to resell our common stock.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets. Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Markets has no listing standards.

Our common stock is currently listed for trading on the OTC Markets under the trading symbol “QEGY.” Investors may have greater difficulty in getting orders to purchase or sell our common stock filled because it currently trades on the OTC Markets rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Because analysts do usually not follow stocks traded on OTC Markets, there may be lower trading volume than for NASDAQ-listed securities.

Blue Sky Law Considerations

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The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTC Markets, investors should consider any secondary market for the Company's securities to be a limited one. There is no guarantee that our stock will ever be quoted on the OTC Markets.  We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to, and may not be able to, qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 295,000,000 shares of common stock with $0.001 par value per share. As of February 23, 2017, there were 59,911,683 shares of common stock issued and outstanding.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Our stock transfer agent is Pacific Stock Transfer, located at 4045 S. Spencer Street, Suite 403, Las Vegas, Nevada 89119.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001. As of the date of this registration statement, there are 1,000,000 shares of our Series A Preferred Stock issued and zero shares of our Series B Preferred Stock issued.

Each one (1) share of Series A Preferred Stock is convertible into common shares at the option of the holder at a 1:100 ratio and carries with it the right to one vote for each share of common stock into which the shares of Series A Preferred could be converted. Each (1) share of Series B Preferred stock shall have no voting rights until such shares are converted into common stock. Each share of Series B Preferred Stock is convertible to common stock at a ratio of 1:1.25 if converted within the first twelve months of the purchase agreement; 1:1.15 if converted within the second twelve months from purchase agreement; and 1:1 if converted twenty-five months or more after the date of the purchase agreement. Holders of Series B Preferred shares are entitled to dividends before distribution to any other junior securities.

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Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

1.	The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

2.	The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

3.	The date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

4.	The date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 46, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A(a) and (b) of the Securities Exchange Act of 1934, which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by the law firm of Brunson Chandler & Jones, PLLC, of Salt Lake City, Utah.

INTEREST OF NAMED EXPERTS AND COUNSEL

The audited financial statements for the Company for the year ended February 29, 2016 included in this prospectus have been audited by AMC Auditing, an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by the law firm of Brunson Chandler & Jones, PLLC. The law firm of Brunson Chandler & Jones, PLLC owns 150,000 restricted shares of common stock of the Company. These shares are being registered hereunder and will be available for sale through the Secondary Offering when this registration statement is deemed effective.

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Where You Can Find MORE Information

For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at www.sec.gov.

INFORMATION WITH RESPECT TO THE REGISTRANT

General

Quantum Energy Inc. is engaged in the acquisition and exploration of gas and oil properties. The Company was incorporated as “Boomers Cultural Development, Inc.” on February 5, 2004, in the State of Nevada, and subsequently changed its name to “Quantum Energy, Inc.” on May 18, 2006. The Company’s principal executive offices now are located at 60 East Rio Salado Parkway Suite 900, Tempe, AZ 85281. The Company’s telephone number is (480) 366-5884.  Our website is www.quantum-e.com and is not part of this prospectus.

Historical Operations

In 2005, the Company was working towards becoming a service-oriented firm, intending to profit from integrating the cultural interests of baby boomers with destination learning, by packaging onsite personal growth, education, and entertainment seminars with a variety of vacation destinations.

In May of 2006, the Company decided to embark on a new business path in oil and gas exploration and acquisitions. The Company acquired interests in numerous oil & gas properties in the Barnett Shale area of West Texas. After the initial success of the Barnett Shale leases, the production program in the Barnett Shale area encountered substantial difficulties. Numerous wells throughout this extensive area experienced production difficulties. In addition to the production problems was the severe drop in natural gas prices. All of the wells in which the Company had interests were suspended and all marginal wells have been capped, resulting in the Company abandoning the Company's interest in the Barnett Shale area.

From 2008 through 2010, the Company planned, when and if funding became available, to acquire high-quality oil and gas properties, primarily proven producing and proven undeveloped reserves as well as exploring low-risk development drilling and work-over opportunities with experienced, well-established operators. Given that new funding opportunities did not otherwise materialize, effective July 30, 2010, the Board of Directors authorized a 1,000-for-1 reverse stock split of the Company's issued common stock whereby each one thousand (1,000) common shares then-issued and outstanding were reverse split into one (1) new issued and outstanding common share.

On June 20, 2013, the Company’s majority shareholders appointed Stanley F. Wilson to fill a vacancy on the board as the sole director, and approved the board appointment of Mr. Wilson as the president, secretary, and treasurer. On June 25, 2013, the shareholders approved the board action for the acquisition of 100% of the common stock of FTPM Resources, Inc., a Texas corporation engaged in the fuel trading and petroleum marketing business since 2009. With the change in management and the acquisition of FTPM Resources, Inc., the Company redirected its oil and gas efforts to the Williston, North Dakota region and the Bakken formation through the consulting services of Advisory Services, Inc. under the direction of its President, Andrew J. Kacic, a seasoned oil and gas executive and investment banker with offices in Williston, North Dakota. In March 2014, Mr. Kacic became a board member and CEO of Quantum and has since assisted Quantum in its efforts to develop refinery and rail transload facilities in the region through existing relationships he has with various such projects in different stages of development. Mr. Kacic resigned from the board of directors and as an officer of the Company on July 1, 2016.

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Current & Planned Operations

The Company is currently engaged in identifying site locations for its planned refineries in or near Stoughton, Saskatchewan, Canada, Berthold, North Dakota, Stanley, North Dakota, Baker, Montana, and Fairview, Montana, which includes, among other actions, obtaining the required zoning and other permits necessary for our planned refinery operations. To such end, the Company has entered into various agreements to purchase certain properties as described herein:

Stoughton, Saskatchewan

·	December 5, 2016 – 480 acres; contract for the purchase and sale of land

Berthold, North Dakota

·	October 8, 2014 – 140 acres, option
·	November 12, 2014 – 125 acres, option
·	December 12, 2014 – 75 acres, option

Fairview, Montana

·	August 26, 2014 – 80 acres, option
·	August 26, 2014 – 74 acres, option

Stanley, North Dakota

·	October 24, 2014 – 260 acres, option

Baker, Montana

·	August 22, 2014 – 400 acres, option

On September 15, 2014, the Company announced a Joint Development Agreement with Bilfinger Westcon of Bismarck, ND forming a strategic alliance for the development of multiple energy centers throughout the Bakken. Bilfinger Westcon is the ECP Contractor and Project Manager of the diesel refinery constructed in Dickinson, ND.

On July 21, 2015, the Company entered into a 50/50 joint venture with Native Son Refinery, LLC with the formation of Quantum Native Processing Partners, LLC and the signing of an Operating Agreement which was later amended on August 3, 2015. On July 29, 2015, the parties submitted an application for a construction permit with the state of North Dakota to construct a complete refinery for 40,000 bpd to be constructed on land under option by Company in the Berthold, North Dakota area.

On August 2, 2016, the Company formed a wholly owned subsidiary corporation in Canada, Dominion Energy Processing Group, Inc.

Bakken Refineries (Stoughton Saskatchewan, Canada; Berthold, ND)

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Stoughton, Saskatchewan, CA:

On August 2, 2016, Quantum formed Dominion Energy Processing Group, Inc. (DEPG), a Canadian Federal business corporation for purposes of the pre-development, construction and operation of a complete oil refinery in Stoughton, SK, CA. As a result of a feasibility study and further due diligence, DEPG is proposing a refinery facility sized at 40,000 barrel per day utilizing Bakken sweet crude produced from the Bakken and Three Forks’ formations to be developed and constructed and anchored by the DEPG refinery, storage tank farm and associated facilities.

The cost associated with the construction and initial operation of the refinery is approximately $575,000,000.

DEPG is in the process of submitting an application for a construction permit with the Saskatchewan governmental authorities on the land under purchase contract in Stoughton. The land consists of 480 acres that has the land, rail, water, power, and the access to crude that are suitable for a refinery of this size. The location would also accommodate expansion of the refinery facilities.

Horizontal drilling and new technologies for “fracking” (fracturing the shale formation with high pressure injection of fluids and injecting sand (proppants) to hold the fractures open) has created tremendous reserves of oil from the Bakken and Three Forks formations. A study of shale formations in the Bakken estimates that the Bakken formation contains between 400 to 600 billion barrels of oil “in place”. Potential recoverable oil from the Bakken formation has been estimated at about 4.5 to 8 billion barrels. Some of the producers have estimated a potential of up to 24 billion barrels of recoverable oil from the Bakken.

The amount of oil being produced and the tremendous recent increase in production has created many opportunities for the refining business throughout the Bakken field. Most of the products from the proposed DEPG refinery can be sold in the Saskatchewan province. According to DEPG engineers, minor source emissions standard can be accomplished by utilizing modern technologies:

·	Installing ultra-low NOx heating elements in burners & boilers.
·	Utilizing new technologies that are on the market for sulfur removal systems.
·	Procuring hydrogen from a separate source provider or onsite with state of the art technology limiting emissions.
·	Utilizing the low sulfur “sweet” Bakken crude oil as a feed source.
·	Installing vapor recovery systems on all tanks in the tank farm.
·	Capturing the CO2 emissions.
·	Installing quality air monitoring sensors and controls.
·	Utilizing SCR and oxidizing catalysts to reduce NOx, CO and VOC emissions from selected process heaters.

Product Line Quantities

DEPG has preliminarily decided to utilize Bakken crude as its feed stock since it would be the most plentiful crude slate. Based on the assays available utilizing this crude slate, the estimate of the output was based upon a 40,000 barrel per day refining process. The following is an estimate of the output based on a 360 day year:

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Product Yield in barrels per day, gallons per day, and total gallons per year

·	Gasoline 18,400 barrels; 772,800 gallons; 278,208,000 gallons
·	#2 Diesel 13,200 barrels; 554,400 gallons; 200,000,000 gallons
·	#1 Diesel 5,600 barrels; 235,200 gallons; 84,672,000 gallons
·	AGO/bottoms 2,800 barrels; 117,600 gallons; 42,336,000 gallons

These yields are estimates only and do not take into consideration that the yield per barrel increases about 2.6 gallons when refined. A 42 gallon barrel can yield 44.6 gallons of product due to molecular expansion and light gas off-take. Products yield of the C1 to C4s are not considered, but can be produced for consumption. These products can include ethane, propane, isobutane, n-butane, isopentane, n-pentane, and hexanes, with the largest volumes of these products being butane and propane. There will also be elemental sulfur that is a sellable product. These projections do not include the additional gasoline produced by refining an additional 10,000 barrels per day of raw naphtha into gasoline.

Although gasoline and diesel are the major products derived from the refining process, there are at least, 6,000 or more products manufactured from refined byproducts. Such items as plastics, building materials, clothing, cosmetics and numerous other products that are produced every day from refined crude oil.

The DEPG refinery will have an estimated life of 75 to 100 years. By placing a refinery in this area, gasoline and diesel will be less expensive due to the elimination of transportation costs of shipping crude from this area and then having to pay for the “return” shipping of the refined products. There is an estimated 200 to 500 years supply of crude that can be accessed in the Bakken field region.

Marketing and Sales

The DEPG refinery must have access to a rail spur and must have truck loading and unloading facilities for the crude supply and the refined products. Most of the gasoline and diesel can be sold at the site or “rack” and be transported by truck. Some of the product will be shipped by rail tanker car to other refineries or processing plants for the particular product.

Part of the AGO (atmospheric gas and oil) and bottoms will be sold locally to the drilling industry for their diesel based drilling fluids and the fluids that are utilized when they turn horizontal should equal the price of about $.05 per gallon lower than #2 diesel at a service station. The balance can be easily sold to Gulf Coast Refineries to utilize their heavy oil conversion units or for ultra-low sulfur ship fuel.

The price of the gasoline and diesel per gallon will follow the “rack” prices in the nearby cities. These prices are posted on a daily basis at reporting groups such as OPIS.

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Capital Costs and Startup

The capital cost of the DEPG refinery and associated storage tank farm facilities is planned in two phases. The total cost of phases I and II is approximately $500,000,000. This includes pre-development costs, land acquisition, permitting, engineering, ISBL plant equipment, site work and storage tanks and building. Working capital and the cost of initial crude will add approximately $75,000,000, for a total of $575,000,000. This will include pre-development costs, financing fees, reserves, taxes, wages, insurance, and other contingency expenses.

Financial Projections

Projected income is based on operating 360 days per year although most refineries operate 365 days per year. The new DEPG refinery should not have a “turn around” or stoppage for repair and/or maintenance for the first 2 to 5 years. The total projected revenue per year will be approximately $796,994,402 with an EBIDTA in an amount of approximately $272,154,539. The capital commitment to build the facility is estimated at $575,000,000. The estimated output of the primary products from the crude processing facility in barrels per day based on a 360-day operating year include 18,400 bpd of gasoline; 13,200 bpd of diesel #2; 5,600 bpd of diesel #1 and 2,800 bpd of AGO/bottoms.

What is the DEPG Stoughton refinery?

•	A partial refinery to supply a local market
•	Limited products
•	Small quick-to-market refinery
•	Minimum Investment
•	Light Sweet Crude Feed
•	Smaller Land Area & Tank Farm

Technology – 40,000 BBLPD =

•	18,400 BBLPD retail gasoline
•	18,800 BBLPD Jet & Diesel
•	2,800 BBLPD

Oil-based drilling mud/ultra low sulfur fuel oil. Does not include the additional gasoline from refining raw Naphtha.

Primary Products

•	NGL’s
•	Gasoline
•	Jet Fuel
•	Diesel
•	Drilling mud oil
•	Ultra low sulfur fuel oil
•	Sulfur
•	Carbon Dioxide

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Berthold, North Dakota

Through a 50/50 joint venture with Native Son Refining, LLC, Quantum has formed Quantum Native Processing Partners, LLC (QNPP), a Texas domiciled limited liability company, for purposes of the pre-development, construction and operation of a complete oil refinery in Berthold, North Dakota. As a result of a feasibility study and further due diligence, QNPP is proposing a refinery facility sized at 40,000 barrel per day utilizing Bakken sweet crude produced from the Bakken and Three Forks’ formations to be developed and constructed within a master planned “Industrial Complex” anchored by the QNPP refinery, storage tank farm and associated facilities.

The cost associated with the construction and initial operation of the refinery is approximately $674,000,000.

QNPP has submitted an application for a construction permit with the state of North Dakota on the land under Option in the Berthold area. There have been several locations identified that have the land, rail, water, power, and the access to crude that are suitable for a refinery of this size. Each of the locations would also accommodate expansion of the refinery facilities.

Horizontal drilling and new technologies for “fracking” (fracturing the shale formation with high pressure injection of fluids and injecting sand (proppants) to hold the fractures open) has created tremendous reserves of oil from the Bakken and Three Forks formations. A study of shale formations in the Bakken estimates that the Bakken formation contains between 400 to 600 billion barrels of oil “in place”. Potential recoverable oil from the Bakken formation has been estimated at about 4.5 to 8 billion barrels. Some of the producers have estimated a potential of up to 24 billion barrels of recoverable oil from the Bakken.

The amount of oil being produced and the tremendous recent increase in production has created many opportunities for the refining business throughout the Bakken field. Most of the products from the proposed QNPP refinery can be sold in western North Dakota or eastern Montana. According to QNPP engineers, minor source emissions standard can be accomplished by utilizing modern technologies:

·	Installing ultra-low NOx heating elements in burners & boilers.
·	Utilizing new technologies that are on the market for sulfur removal systems.
·	Procuring hydrogen from a separate source provider or onsite with state of the art technology limiting emissions.
·	Utilizing the low sulfur “sweet” Bakken crude oil as a feed source. Installing vapor recovery systems on all tanks in the tank farm.
·	Capturing the CO2 emissions.
·	Installing quality air monitoring sensors and controls.
·	Utilizing SCR and oxidizing catalysts to reduce NOx, CO and VOC emissions from selected process heaters.

Adopting these control standards will allow the QNPP refinery to meet or exceed the minor source emission requirements and QNPP to expand to a larger system (enhanced “throughput”/capacity) in the future.

Product Line Quantities

QNPP has preliminarily decided to utilize Bakken crude as its feed stock since it would be the most plentiful crude slate. Based on the assays available utilizing this crude slate, the estimate of the output was based upon a 40,000 barrel per day refining process. The following is an estimate of the output based on a 360-day year:

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Product Yield in barrels per day, gallons per day, and total gallons per year

Gasoline - 18,400 barrels; 772,800 gallons; 278,208,000 gallons

#2 Diesel 13,200 barrels; 554,400 gallons; 200,000,000 gallons

#1 Diesel 5,600 barrels; 235,200 gallons; 84,672,000 gallons

AGO/bottoms 2,800 barrels; 117,600 gallons; 42,336,000 gallons

These yields are estimates only and do not take into consideration that the yield per barrel increases about 2.6 gals when refined. A 42-gallon barrel can yield 44.6 gallons of product due to molecular expansion and light gas off-take. Products yield of the C1 to C4s are not considered, but can be produced for consumption. These products can include ethane, propane, iso-butane, n-butane, iso-pentane, n-pentane, hexanes with the largest volumes of these products being Butane and Propane. There will also be elemental sulfur that is a saleable product. These projections do not include the additional gasoline produced by refining an additional 10,000 barrels per day of raw naphtha into gasoline.

Although gasoline and diesel are the major products derived from the refining process, there are at least, 6,000 or more products manufactured from refined byproducts. Such items as plastics, building materials, clothing, cosmetics and numerous other products that are produced every day from refined crude oil.

The QNPP refinery will have an estimated life of 75 to 100 years. By placing a refinery in this area, gasoline and diesel will be less expensive due to the elimination of transportation costs of shipping crude from this area and then having to pay for the “return” shipping of the refined products. There is an estimated 200 to 500 years supply of crude that can be accessed in the Bakken field region.

Marketing and Sales

The site to be chosen for the QNPP refinery must have access to a rail spur and must have truck loading and unloading facilities for the crude supply and the refined products. Most of the gasoline and diesel can be sold at the site or “rack” and be transported by truck. Some of the product will be shipped by rail tanker car to other refineries or processing plants for the particular product.

Part of the AGO (atmospheric gas and oil) and bottoms will be sold locally to the drilling industry for their diesel based drilling fluids and the fluids that are utilized when they turn horizontal should equal the price of about $.05 per gallon lower than #2 diesel at a service station. The balance can be easily sold to Gulf Coast Refineries to utilize their heavy oil conversion units or for ultra-low sulfur ship fuel.

The price of the gasoline and diesel per gallon will follow the “rack” prices in the nearby cities. These prices are posted on a daily basis at reporting groups such as OPIS.

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Capital Costs and Startup

The capital cost of the QNPP refinery and associated storage tank farm facilities is planned in two phases. The total cost of phases I and II is approximately $599,000,000. This includes the per-development costs, land acquisition, permitting, engineering, ISBL plant equipment, site work and storage tanks and building. Working capital, cost of initial crude will add approximately $75,000,000, for a total of: $674,000,000. This will include pre-development costs, financing fees, reserves, taxes, wages, insurance, and other contingency expenses.

Financial Projections

Projected income is based on operating 360 days per year although most refineries operate 365 days per year. The new QNPP refinery should not have a “turn around” or stoppage for repair and/or maintenance for the first 2 to 5 years. The total projected revenue per year will be approximately $1,123,000,000 with an EBIDTA in an amount of approximately $345,000,000. The capital commitment to build the facility is estimated at $645,000,000. The estimated output of the primary products from the crude processing facility in barrels per day based on a 360-day operating year includes 18,400 bpd of gasoline, 13,200 bpd of diesel #2, 5,600 bpd of diesel #1, and 2,800 bpd of AGO/bottoms.

What is a QNPP Topping Plant?

•	A partial refinery to supply a local market
•	Limited products
•	Small quick-to-market refinery
•	Minimum Investment
•	Light Sweet Crude Feed
•	Smaller Land Area & Tank Farm

Technology – 40,000 BBLPD =

•	18,400 BBLPD retail gasoline
•	18,800 BBLPD Jet & Diesel
•	2,800 BBLPD

Oil based Drilling mud/ultra low sulfur fuel oil. Does not include the additional gasoline from refining raw naphtha.

Primary Products

•	NGL’s
•	Gasoline
•	Jet Fuel
•	Diesel
•	Drilling mud oil
•	Ultra low sulfur fuel oil
•	Sulfur
•	Carbon Dioxide

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Growth Strategy

We have implemented several initiatives that we believe will further our business, the objective being to build our first refinery. Our goal is to increase stockholder value by executing our strategic plan. The principal elements of this plan are:

Identify and Execute Selected Site Acquisitions. Our management team has demonstrated its ability to identify strong potential locations for our refinery, consummate acquisitions on favorable terms, obtain acquisition financing and integrate acquired assets. We believe that this offering will enhance our ability to execute this strategy.

Identify and Attract Growth Capital. We are dependent in large part upon the success of this offering for executing our growth strategy. We estimate that our Stoughton refinery will cost approximately $575,000,000 to build. Should we complete this offering and raise sufficient funds, we will commence with building operations immediately.

Increase Refinery Throughput. As we commence building operations for our Stoughton refinery and the refinery comes online, we will seek to increase crude oil throughput. We expect that the Stoughton refinery will be able to process up to approximately 40,000 barrels per day.

Products

We intend to sell a variety of refined products to our customers, including gasoline, diesel fuel, jet fuel and feedstocks.

Competition

We operate in the Bakken region of North Dakota and Canada. Refined products are supplied from the region’s refineries as well as from refineries located in other regions, including the Midwest via interstate pipelines. The principal competitive factors affecting us are costs of crude oil and other feedstocks, refinery efficiency, refinery product mix and costs of product distribution and transportation. As a new entrant to the refining industry, we will face significant competition and barriers to entry from larger companies such as Valero Energy Corp and BP, PLC. Because of their geographic diversity, larger and more complex refineries, integrated operations and greater resources, some of our competitors may be better able to withstand volatile market conditions, to compete on the basis of price, to obtain crude oil in times of shortage, and to bear the economic risk inherent in all phases of the refining industry.

Intellectual Property

At present, we do not have any patents, trademarks, licenses, franchises, concessions, and royalty agreements, labor contracts or other proprietary interests.

Research and Development

We are not currently conducting any research and development activities.

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Governmental Regulation

All of our contemplated operations and properties are subject to extensive federal, state and local environmental and health and safety regulations governing, among other things, the generation, storage, handling, use and transportation of petroleum and hazardous substances; the emission and discharge of materials into the environment; waste management; and characteristics and composition of gasoline and diesel fuels. Our operations also require numerous permits and authorizations under various environmental and health and safety laws and regulations. Failure to comply with these permits or environmental laws generally could result in fines, penalties or other sanctions or a revocation of our permits. We will have to make significant capital and other expenditures related to environmental and health and safety compliance, including with respect to our air permits and the low-sulfur gasoline and ultra low-sulfur diesel regulations.

The EPA has adopted regulations under the Clean Air Act that require significant reductions in the sulfur content in gasoline and diesel fuel. These regulations required most refineries to begin reducing sulfur content in gasoline to 30 ppm in January 1, 2004, with full compliance by January 1, 2006, and require reductions in sulfur content in diesel to 15 ppm beginning in June 1, 2006, with full compliance by January 1, 2010. However, we may qualify for what is known as “small refiner status” under the EPA low-sulfur gasoline and ultra low-sulfur diesel programs.

As a “small refiner” under the EPA rules, we qualify for designation as a small refiner under tax legislation. This legislation allows us to immediately deduct up to 75% of the ultra low-sulfur diesel compliance costs when incurred for tax purposes. Furthermore, the law allows the remaining 25% of ultra low-sulfur diesel compliance costs to be recovered as tax credits with the commencement of ultra low-sulfur diesel manufacturing.

Certain environmental laws hold current or previous owners or operators of real property liable for the costs of cleaning up spills, releases and discharges of petroleum or hazardous substances, even if these owners or operators did not know of and were not responsible for such spills, releases and discharges. These environmental laws also assess liability on any person who arranges for the disposal or treatment of hazardous substances, regardless of whether the affected site is owned or operated by such person.

In addition to clean-up costs, we may face liability for personal injury or property damage due to exposure to chemicals or other hazardous substances that we may have manufactured, used, handled or disposed of or that are located at or released from our refinery or otherwise related to our current or former operations. We may also face liability for personal injury, property damage, natural resource damage or for clean-up costs for the alleged migration of petroleum or hazardous substances from our refinery to adjacent and other nearby properties.

There have recently been various discussions of legislation, which, if passed, could affect our financial condition and operations. Following the recent Gulf Coast hurricanes, there have been increasing legislative discussions about the need to increase U.S. refining capacity and ease the regulatory restrictions that have limited the construction of new refineries and expansion of existing refineries in the U.S. If such legislation is adopted, our costs of regulatory compliance could decrease and, as a result of new refinery construction and existing refinery expansion, competition in our industry may increase. There has also been discussion about legislation to increase taxes or impose price controls on refined products, which, if adopted, could have an adverse effect on our financial condition

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Employees

With the exception of Stanley Wilson we have no employees. We have no employment agreements with any of our management. Mr. Wilson will devote their full efforts and as much time as needed when operations and funding are available. We anticipate hiring additional employees in the next twelve months on as business activity warrants.

Waste Handling

The Resource Conservation and Recovery Act, as amended, ("RCRA") and comparable state statutes and regulations promulgated thereunder, affect oil and natural gas exploration, development and production activities by imposing requirements regarding the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. With federal approval, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Although most wastes associated with the exploration, development and production of crude oil and natural gas are exempt from regulation as hazardous wastes under RCRA, such wastes may constitute "solid wastes" that are subject to the less stringent requirements of non-hazardous waste provisions. However, we cannot assure you that the EPA or state or local governments will not adopt more stringent requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous for future regulation. Indeed, legislation has been proposed from time to time in Congress to re-categorize certain oil and natural gas exploration, development and production wastes as "hazardous wastes." Any such changes in the laws and regulations could have a material adverse effect on our capital expenditures and operating expenses.

Other Regulation of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue rules and regulations that are binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Although the regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability, these burdens generally do not affect us any differently or to any greater or lesser extent than they affect other companies in the industry with similar types, quantities and locations of production.

The availability, terms and cost of transportation significantly affect sales of oil and natural gas. The interstate transportation and sale for resale of oil and natural gas is subject to federal regulation, including regulation of the terms, conditions and rates for interstate transportation, storage and various other matters, primarily by the Federal Energy Regulatory Commission ("FERC"). Federal and state regulations govern the price and terms for access to oil and natural gas pipeline transportation. FERC's regulations for interstate oil and natural gas transmission in some circumstances may also affect the intrastate transportation of oil and natural gas.

Although oil and natural gas prices are currently unregulated, Congress historically has been active in the area of oil and natural gas regulation. We cannot predict whether new legislation to regulate oil and natural gas might be proposed, what proposals, if any, might actually be enacted by Congress or the various state legislatures, and what effect, if any, the proposals might have on our operations. Sales of condensate, oil and NGLs are not currently regulated and are made at market prices.

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Drilling and Production

Our operations may be subject to various types of regulation at the federal, state and local level. These types of regulation include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and NGLs within its jurisdiction. States do not regulate wellhead prices or engage in other similar direct regulation, but we cannot assure you that they will not do so in the future. The effect of such future regulations may be to limit the amounts of oil and natural gas that may be produced from our wells, negatively affect the economics of production from these wells or to limit the number of locations we can drill.

Legal Proceedings

In the ordinary conduct of our business, we may be subject to periodic lawsuits, investigations and claims, including environmental claims and employee-related matters. There are no material current legal proceedings pending against us.

Properties

Our current corporate offices are located 60 East Rio Salado Parkway Suite 900, Tempe, Arizona 85281, and are leased from Regus PLC at a rate of $230 per month.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form S-1.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking.  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filing with the Securities and Exchange Commission.

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Although the forward-looking statements in this Registration Statement reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

We are engaged in the development, construction and operation of energy processing facilities that will include crude oil refinery facilities. We were incorporated in the State of Nevada on February 5, 2004 as “Boomers Cultural Development”. On May 18, 2006 the company changed its name to Quantum Energy, Inc. We acquired interests in numerous oil & gas properties in the Barnett Shale area of West Texas which ceased operations in 2008. In 2013 we shifted our focus to the Bakken field area of North Dakota and Canada and began to pursue the development, construction and operation of crude oil refineries.

Plan of Operation

The Company is currently engaged in identifying site locations for its planned refineries in or around Stoughton, Saskatchewan, Canada, Berthold, North Dakota, Stanley, North Dakota, Baker, Montana, and Fairview, Montana, which includes, among other actions, obtaining required zoning and other permits necessary for our planned refinery operations. To such end, the Company has entered into various agreements to purchase certain properties as described herein:

Stoughton, Saskatchewan

·	December 5, 2016 – 480 acres; contract for the purchase and sale of land

Berthold, North Dakota

·	October 8, 2014 – 140 acres, option
·	November 12, 2014 – 125 acres, option
·	December 12, 2014 – 75 acres, option

Fairview, Montana

·	August 26, 2014 – 80 acres, option
·	August 26, 2014 – 74 acres, option

Stanley, North Dakota

·	October 24, 2014 – 260 acres, option

Baker, Montana

·	August 22, 2014 – 400 acres, option

On September 15, 2014, the Company announced a Joint Development Agreement with Bilfinger Westcon of Bismarck, ND forming a strategic alliance with Bilfinger Westcon for the development of multiple energy centers throughout the Bakken. Bilfinger Westcon is the ECP Contractor and Project Manager of the diesel refinery constructed in Dickinson, ND.

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On July 21, 2015, the Company entered into a 50/50 joint venture with Native Son Refinery, LLC with the formation of Quantum Native Processing Partners, LLC and the signing of an Operating Agreement which was later amended on August 3, 2015. On July 29, 2015, the parties submitted an application for a construction permit with the state of North Dakota to construct a complete refinery for 40,000 bpd to be constructed on land under option by Company in the Berthold, North Dakota area.

On August 2, 2016, the Company formed a wholly owned subsidiary corporation in Canada, Dominion Energy Processing Group, Inc.

Our plan with respect to identifying the site for our refinery, securing control of such site and building the refinery is as follows:

Phase I: Obtain Necessary Zoning approval, Permits and Government Approvals Mos. 1-3

Engage Engineer of Record, Hatch Engineering; conduct permitting process.

Energy Processing Group Inc.
Saskatchewan/Manitoba Refinery
16-0094, Rev. 0

Table 1-1: Phase 1 Deliverables and Duration

Phase	Activities/Deliverables	Duration (weeks)
Phase 1a	Kickoff Crude Oil Sample Collection and Assay Report	4
	Business Report	4
Phase 1b	Flowsheet Report Site Selection and Regulatory Roadmap Report Preliminary Project Design Basis Financial Analysis Report	6
Phase 1c	Project Design Basis Detailed Financial Analysis Report	8

Table 1-3: Phase 1 Cost Estimate Summary

Cost Basis	Phase 1a (CAD)	Phase 1b (CAD)	Phase 1c (CAD)	Phase 1 Total (CAD)
Fixed Price	140,946	211,419	-	352,365
Reimbursable (Budgetary Range)	21,000 - 45,000	24,000 - 35,000	505,000 - 600,000	550,000 - 680,000
Total	162,000 - 186,000	235,000 - 246,000	505,000 - 600,000	900,000 - 1,030,000

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Phase II:

We are highly dependent on the success of this offering to execute upon this proposed plan of operations. If we are unable to raise sufficient funds through this offering or obtain alternate financing in lieu of funds raised through this offering, we may never complete development and become profitable. In order to become profitable we may still need to secure additional debt or equity funding above and beyond what we are seeking to raise through this offering. To such end, we hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, it may not raise the required funding. We do not have any plans or specific agreements for new sources of funding at present.

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Results of Operations

For the year ended February 29, 2016 February 28, 2015, respectively

	For the year ended February 29 and 28,
	2016	2015	$ Change	% Change
Advertising and marketing	$8,128	$73,844	$(65,716)	(89.0%)
Management fees	54,200	83,300	(29,100)	(34.9%)
Office and administration	69,375	202,552	(133,177)	(65.7%)
Stock option expense	83,461	933,368	(849,907)	(91.1%)
Land option expense	946,075	521,040	425,035	81.6%
Impairment of land option agreements	206,573	-	206,573	N/A
Professional fees	78,250	182,522	(104,272)	(57.1%)
OPERATING EXPENSES	1,446,062	1,996,626	(550,564)	(27.6%)
Loss on conversion of debt	-	11,875	(11,875)	N/A
Other expense (income)	1,510	156,564	(155,054)	(99.0%)
NET LOSS	$1,447,572	$2,165,065	$(717,493)	(33.1%)

For the year ended February 29, 2016, operating expenses decreased $550,564 to $1,446,062 from $1,996,626 for the year ended February 28, 2015.

Our cash balance was $81 as of February 28, 2016, with $18,953 in liabilities. Our cash balance is not sufficient to fund our limited levels of operations for any period of time without further revenue or proceeds from this offering.

We incurred expenses of $1,446,062 for the year ended February 29, 2016, which is comprised of advertising and marketing ($8,123), management fees ($54,200), office and administrative ($69,375), land option expense ($946,075) and professional fees including: legal and accounting fees ($78,250). This constitutes an aggregate loss of $1,446,062.

The maximum aggregate amount of this offering will be required to fully implement our business plan. If we do not receive any proceeds from the offering, we may be compelled to seek a loan from our Chief Executive Officer, who has informally agreed to advance us funds, however, he has no formal commitment, arrangement or legal obligation to advance or loan funds to the Company.

To meet our need for cash we are attempting to raise money from this offering. If we are unable to successfully find customers we may quickly use up the proceeds from this offering and will need to find alternative sources. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

Income & Operation Taxes

We are subject to income taxes in the United States of America.

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Net Loss

We incurred net losses of ($1,447,572) for the year ended February 28, 2016.

For the three and nine months ended November 30, 2016 and 2015, respectively

	For the three months ended November 30,
	2016	2015	$ Change	% Change
Advertising and marketing	$-	$955	$(955)	(100.0%)
Management fees	15,000	7,200	7,800	108.3%
Office and administration	4,093	12,750	(8,657)	(67.9%)
Land option expense	60,016	-	60,016	N/A
Professional fees	7,565	800	6,765	845.6%
Other expense (income)	374	-	374	N/A
NET LOSS	$(87,048)	$(21,525)	$65,343	301.1%

Total expenses for the three months ended November 30, 2016 of $87,048 increased $65,353 from total expenses of $21,525 for the comparable period ended January 31, 2016. The increase in expenses was primarily related to non-cash land option expense of $60,016 incurred during the three months ended November 30, 2016.

	For the nine months ended November 30,
	2016	2015	$ Change	% Change
Advertising and marketing	$5,736	$8,128	$(2,392)	(29.4%)
Management fees	73,200	53,200	20,000	37.6%
Office and administration	17,491	71,684	(54,193)	(75.6%)
Land option expense	310,472	164,527	145,945	88.7%
Professional fees	21,465	30,200	(8,735)	(28.9%)
Other expense (income)	1,134	-	1,134	N/A
NET LOSS	$429,498	$327,739	$101,759	31.0%

Total expenses for the nine months ended November 30, 2016 of $429,498 increased $101,749 from total expenses of $327,739 for the comparable period ended November 30, 2015. Non-cash land option expense increased $145,945 for the nine months ended November 30, 2016 compared to the nine months ended November 30, 2015.

For the periods ending February 28, 2016 and 2015, respectively

Our cash balance was $81 as of February 28, 2016, with $18,953 in liabilities. Our cash balance is not sufficient to fund our limited levels of operations for any period of time without further revenue or proceeds from this offering.

We incurred expenses of $1,446,062 for the year ended February 29, 2016, which is comprised of advertising and marketing ($8,123), management fees ($54,200), office and administrative ($69,375), land option expense ($946,075) and professional fees including: legal and accounting fees ($78,250). This constitutes an aggregate loss of $1,446,062. The maximum aggregate amount of this offering will be required to fully implement our business plan. If we do not receive any proceeds from the offering, we may be compelled to seek a loan from our Chief Executive Officer, who has informally agreed to advance us funds, however, he has no formal commitment, arrangement or legal obligation to advance or loan funds to the Company.

To meet our need for cash we are attempting to raise money from this offering. If we are unable to successfully find customers we may quickly use up the proceeds from this offering and will need to find alternative sources. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

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Controls and Procedures

We are subject to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Sarbanes-Oxley Act created a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and to strengthen auditor independence. It also requires steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of public companies’ auditors; management assessment of our internal controls; prohibits certain insider trading during pension fund blackout periods; requires companies and auditors to evaluate internal controls and procedures; and establishes a federal crime of securities fraud, among other provisions. Compliance with the requirements of the Sarbanes-Oxley Act will substantially increase our legal and accounting costs.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operations, we may incur significant expense in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management’s report on internal controls is complete, we will retain our independent auditors to audit and render an opinion on such report when required under Section 404 of the Sarbanes-Oxley Act. The independent auditors may identify additional issues concerning our operations while performing their audit of internal control over financial reporting.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of February 29, 2016, we did not have any off-balance sheet arrangements and did not have any commitments or contractual obligations.

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and staff and raising capital. Accordingly, the Company is considered to be in the development stage. The Company has generated minimal revenues from operations and therefore lacks meaningful capital reserves.

We are attempting to raise funds to proceed with our plan of operation. To proceed with our operations within 12 months, we need a minimum of $3,000,000. We cannot guarantee that we will be able to sell all the shares required to satisfy our 12 months financial requirement. If we are successful, any money raised will be applied to the items set forth in the Use of Proceeds section of this prospectus. We will attempt to raise at least the minimum funds necessary to proceed with our plan of operation.

While we have minimal revenues as of this date, no substantial revenues are anticipated until we have completed the financing from this offering and implemented our full plan of operations. We must raise cash to implement our strategy to grow and expand per our business plan. The minimum amount of the offering will likely allow us to operate for at least one year and have the capital resources required to cover the material costs with becoming a publicly reporting. The company anticipates over the next 12 months the cost of being a reporting public company will be approximately $30,000.

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We are highly dependent upon the success of this offering, as described herein. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for the Company. However, if such financing were available, because we are a development stage company with no operations to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, the Company would be required to cease business operations. As a result, investors would lose all of their investment.

Additionally, the Company will have to meet all the financial disclosure and reporting requirements associated with being a publicly reporting company. The Company’s management will have to spend additional time on policies and procedures to make sure it is compliant with various regulatory requirements, especially that of Section 404 of the Sarbanes-Oxley Act of 2002. This additional corporate governance time required of management could limit the amount of time management has to implement the business plan and may impede the speed of its operations.

Liquidity

As of February 28, 2016
Current Ratio*	.002
Total Debt/Equity Ratio**	0.07
Total Working Capital***	($33,621)

 __________

*Current Ratio = Current Assets /Current Liabilities.

** Total Debt/Equity = Total Liabilities/Total Shareholder Equity.

*** Working Capital = Current Assets – Current Liabilities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until her successor is elected and qualified, or until her earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Stanley F. Wilson	68	Chairman, Chief Executive Officer, Secretary, Treasurer & Director

Stanley F. Wilson, Chairman, CEO Secretary, Treasurer and Director

Mr. Wilson is corporate executive as well as an M&A securities attorney whose legal and business career has placed primary emphasis in business combinations involving small cap publicly traded companies across a wide range of industries including oil and gas, fuel trading and marketing, telecommunications, specialty finance, insurance and retail automotive. This specialization has taken many forms including numerous going-public transactions, serving as President and General Counsel to multiple publicly traded holding companies. Mr. Wilson has been an active member of the Nebraska State Bar Association since 1974, was appointed by the Governor as acting Lancaster County Court Judge and served as The Staff Judge Advocate of the 67th Infantry Brigade of the Nebraska Army National Guard with the rank of Captain. Mr. Wilson is Of Counsel with the Tempe, Arizona law firm of Davis, Miles, McGuire Gardner, PLLC.

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Code of Ethics Policy

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. In addition to having no nominating committee, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Family Relationships

None.

Involvement in Certain Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

·	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
·	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
·	Subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting her involvement in any type of business, securities or banking activities;
·	Found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
·	Any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;
·	Subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity;
·	Any administrative proceeding threatened against them related to their involvement in any type of business, securities, or banking activity.

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Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officer and director and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our shares of common stock and other equity securities, on Forms 3, 4, and 5, respectively. Executive officers, directors, and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by our company, or written representations from certain reporting persons that no Form 5s were required for those persons, we believe that, during the fiscal year ended September 30, 2013, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners as well as our officer, director and greater than 10% beneficial owners of our subsidiaries were complied with.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any significant profitability to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our directors do not believe that it is necessary to have such committees because they believe the functions of such committees can be adequately performed by our board of directors.

Executive Compensation

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities for the years ending February 28, 2015 and February 29, 2016.

Name and Position	Year Ended Feb 28	Salary ($)	Bonus ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Stanley F. Wilson CEO	2016	0	0	0	0	0	0	27,100	$27,100
	2015	0	0	0	0	0	0	41,650	$41,650

We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives.

We do not have any standard arrangements by which directors are compensated for any services provided as a director. No cash has been paid to the directors in their capacity as such.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Kandy, LP (3) 60 E. Rio Salado Parkway, Suite 900 Tempe, Arizona 85281	Common	14,500,000	24.20%
Kandy, LP (3) 60 E. Rio Salado Parkway, Suite 900 Tempe, Arizona 85281	Series A Preferred	500,000	50%

Security Ownership of Management

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Stanley Wilson (4) 60 E. Rio Salado Parkway, Suite 900 Tempe, Arizona 85281	Common	15,100,000	25.20%
All Officers and Directors as a Group (1 Person)	Common	15,100,000	25.20%
Stanley Wilson (4) 60 E. Rio Salado Parkway, Suite 900 Tempe, Arizona 85281	Series A Preferred	500,000	50%
All Officers and Directors as a Group (1 Person)	Series A Preferred	500,000	50%

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(1)	The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(2)	Based on 59,911,683 shares of common stock and 1,000,000 shares of preferred stock issued and outstanding as of February 23, 2017.
(3)	Andrew Kacic beneficially controls the shares held by Kandy, LP. Mr. Kacic is a former officer and director of the Company.
(4)	Stanley Wilson is the Company's chief executive officer, secretary, treasurer, and director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

We do not have any independent directors, as the term “independent” is defined by the rules of the NASDAQ Stock Market.

Advances from related party

None.

Related party lease

None.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently available for trading on the OTC Link under the ticker symbol “QEGY.” Despite our common stock being listed public, there remains little liquidity with respect to our common stock. The following table sets forth the high and low bid prices for our common stock per quarter as reported by the OTC Markets based on our fiscal year end November 30, 2016 and 2015. These prices represent quotations between dealers without adjustment for retail mark-up, markdown or commission and may not represent actual transactions.

Fiscal Year 2016	High	Low
First Quarter (Mar. 1, 2015 – May 31, 2015)	0.3998	0.135
Second Quarter (Jun. 1, 2015- Aug. 31, 2015)	0.43	0.135
Third Quarter (Sept. 1, 2015 – Nov. 30, 2015)	0.25	0.13
Fourth Quarter (Dec. 1, 2015 – Feb. 29, 2016)	0.195	0.05

Fiscal Year 2015	High	Low
First Quarter (Mar. 1, 2014 – May 31, 2014)	1.43	0.031
Second Quarter (Jun. 1, 2014 – Aug. 31, 2014)	0.68	0.172
Third Quarter (Sept. 1, 2014 – Nov. 30, 2014)	0.54	0.301
Fourth Quarter (Dec. 1, 2014 – Feb. 28, 2015)	0.50	0.1811

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

·	deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
·	disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
·	send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and
·	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

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Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Sales of our common stock under Rule 144

There are 24,991,683 shares of our common stock held by non-affiliates and 35,000,000 shares held by affiliates, which may constitute restricted securities, as those terms are defined by Rule 144.

Non-affiliates hold 17,246,165 shares to be registered in his offering, while management and their affiliates hold 30,000,000 shares to be registered in this offering. However all of the remaining shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we have approximately 46 shareholders.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

After this offering, the Company will furnish shareholders with audited annual financial reports certified by independent accountants, and unaudited quarterly financial reports After this offering, the Company will file periodic and current reports with the Securities and Exchange Commission as required to maintain fully reporting status. The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company’s SEC filings will also be available on the SEC's Internet site found at http://www.sec.gov.

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item	Amount
SEC Registration Fee	$1,437
Legal Fees and Expenses*	$30,000
Accounting Fees and Expenses*	$10,000
Miscellaneous*	$10,000
Total*	$51,437

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

RECENT SALES OF UNREGISTERED SECURITIES

Prior to this offering, we offered and sold unregistered securities as described below. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder, for the offer and sale of the securities. We believed these exemptions were available because:

·	We are not a blank check company;
·	Sales were made to non-United States persons; or
·	As to sales to United States persons: (i) sales were not made by general solicitation or advertising; (ii) all certificates had restrictive legends or an exemption; (iii) sales were made to persons with a pre-existing relationship to our directors or executive officers; and/or (iv) sales were made to investors who represented that they were accredited investors.

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In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

·	Access to all our books and records.
·	Access to all material contracts and documents relating to our operations.

The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access. Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

On March 4, 2014, the Company issued 750,000 common shares in conversion of a promissory note.

On March 10, 2014, the Company issued 625,000 common shares in conversion of a promissory note.

On March 19, 2014, the Company issued 250,000 common shares as resolution of a disputed vendor balance for professional services.

On March 25, 2014 the Company accepted a convertible debenture which was converted by the holder to 3,773,125 common shares of the Company.

On June 10, 2014, the Company issued 120,000 shares of common stock in consideration of consulting services rendered.

On September 2, 2014, the Company issued 1,012,000 shares of common stock in consideration of two Land Purchase Option Agreements.

On November 11, 2014, the Company issued 820,000 shares of common stock in consideration of the execution of a Land Purchase Option Agreement.

On September 4, 2015, the Company issued 100,000 shares of common stock pursuant to a Stock Purchase Agreement.

On September 4, 2015, the Company issued 50,000 shares of common stock pursuant to a Stock Purchase Agreement.

On September 4, 2015, the Company issued 10,000 common shares pursuant to a Stock Purchase Agreement.

On November 18, 2015, the Company issued 125,000 common shares to two vendors pursuant to an agreement to resolve disputed professional fees.

On March 11, 2016, the Company issued 400,000 common shares pursuant to conversion of 200,000 preferred shares.

On March 18, 2016, the Company issued 2,500,000 shares of common stock pursuant to a Stock Purchase Agreement.

On April 22, 2016, the Company issued 1,000,000 shares of common stock pursuant to a Stock Purchase Agreements.

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On May 19, 2016, the Company issued 200,840 shares of common stock pursuant to a Stock Purchase Agreement.

On July 25, 2016, the Company issued 500,000 shares of common stock pursuant to a Stock Purchase Agreement.

On July 25, 2016, the Company entered into a contribution agreement whereby it issued 5,000,000 shares of the Company’s common stock.

On November 25, 2016, the Company issued 500,000 shares of common stock pursuant to a Stock Purchase Agreement.

On December 20, 2016, the Company issued 200,000 shares of common stock pursuant to a Stock Purchase Agreement.

On December 20, 2016, the Company issued 300,000 shares of common stock pursuant to a Stock Purchase Agreement.

On December 20, 2016, the Company issued 100,000 shares of common stock pursuant to a Stock Purchase Agreement.

On December 28, 2016, the Company issued 100,000 shares of common stock pursuant to a Stock Purchase Agreement.

On December 28, 2016, the Company issued 100,000 shares of common stock pursuant to a Stock Purchase Agreement.

On December 28, 2016, the Company issued 100,000 shares of common stock pursuant to a Stock Purchase Agreement.

On December 28, 2016, the Company issued 20,000 shares of common stock pursuant to a Stock Purchase Agreement.

On December 29, 2016, the Company issued 100,000 shares of common stock pursuant to a Stock Purchase Agreement.

On January 9, 2017, the Company issued 100,000 shares of common stock pursuant to a Stock Purchase Agreement.

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QUANTUM ENERGY, INC.

CONSOLIDATED BALANCE SHEET

	November 30, 2016	February 29, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,380	$81
Note receivable	67,500	—
TOTAL CURRENT ASSETS	87,880	81
OTHER ASSETS	730,049	490,520
TOTAL ASSETS	$817,929	$490,601
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$35,395	$15,922
Promissory notes payable	12,980	12,980
Due to related party	—	4,800
TOTAL CURRENT LIABILITIES	48,375	33,702
LONG TERM LIABILITIES:	—	—
TOTAL LIABILITIES	48,375	33,702
COMMITMENTS AND CONTINGENCIES (NOTE 7)
STOCKHOLDERS' EQUITY

Preferred Stock, $.001 par value; 10,000,000 shares authorized, none issued and outstanding
Series A: 3,000,000 shares allocated, 1,000,000 shares issued and outstanding	1,000	1,000
Series B: 2,000,000 shares allocated, 200,000 and 200,000 shares issued and outstanding	—	200
Common Stock, $.001 par value; 290,000,000 shares authorized; 56,171,683 and 46,070,843 shares issued and outstanding, respectively	56,172	46,071
Additional paid-in capital	10,189,923	9,454,781
Stock subscribed	—	2,890
Accumulated deficit	(9,477,541)	(9,048,043)
TOTAL STOCKHOLDERS' EQUITY	769,554	456,899
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$817,929	$490,601

The accompanying notes are an integral part of these financial statements.

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QUANTUM ENERGY, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the three months ended November 30,		For the nine months ended November 30,
	2016	2015	2016	2015
OPERATING EXPENSE
Advertising and marketing	$—	$955	$5,736	$8,128
Management fees	15,000	7,200	73,200	53,200
Office and administration	4,093	12,570	17,491	71,684
Stock option expense	—	—	—	—
Land option expense	60,016	—	310,472	164,527
Professional fees	7,565	800	21,465	30,200
TOTAL OPERATING EXPENSES	86,674	21,525	428,364	327,739
LOSS FROM OPERATIONS	(86,674)	21,525	(428,364)	(327,739)
OTHER INCOME (EXPENSE)
Interest expense	(374)	—	(1,134)	—
TOTAL OTHER EXPENSE	(374)	—	(1,134)	—
NET LOSS BEFORE INCOME TAXES	(87,048)	(21,525)	(429,498)	(327,739)
Provision for income tax	—	—	—	—
NET LOSS	$(87,048)	$(21,525)	(429,498)	(327,739)
Basic and diluted loss per share	$(0.00)	$(0.00)	(0.01)	(0.01)
Basic and diluted weighted average number shares outstanding	52,383,640	45,316,725	50,620,720	45,316,725

The accompanying notes are an integral part to these financial statements.

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QUANTUM ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended
	November 30, 2016	November 30, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(429,498)	$(327,739)
Adjustments to reconcile net loss to cash used by operating activities
Amortization expense, land purchase option agreements	310,472	164,527
Issuance of common shares in lieu of cash for operating expense	2,162	—
Changes in operating assets and liabilities:
Promissory notes receivable	(67,500)	—
Accounts payable and accrued liabilities	19,473	—
Net cash used by operating activities	(164,891)	(163,212)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock	189,990	—
Proceeds from subscription of common stock	—	134,000
Proceeds from loan payable	—	10,143
Repayment of loan, related party	(4,800)	—
Net cash provided by financing activities	185,190	144,143
Net increase (decrease) in cash and cash equivalents	20,299	(19,069)
CASH AT BEGINNING OF PERIOD	81	18,952
CASH AT END OF PERIOD	$20,380	$(117)

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid in cash	$—	$—

The accompanying notes are an integral part of these financial statements.

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QUANTUM ENERGY, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

QUANTUM ENERGY INC. (“the Company”) was incorporated under the name “Boomers Cultural Development Inc.” under the laws of the State of Nevada on February 5, 2004. On May 18, 2006 the company changed its name to Quantum Energy Inc.

The Company is a development stage diversified holding company with an emphasis in land holdings, refinery and rail transload development, oil and gas exploration, drilling, well completion and fuel distribution.

The Company is domiciled in the Unites States of America, trades on the OTC market under the symbol QEGY.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary FTPM Resources Ltd. after elimination of the intercompany accounts and transactions.

Going Concern

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of November 30, 2016, the Company has limited financial resources with which to achieve the objectives and obtain profitability and positive cash flows. As shown in the accompanying balance sheets and statements of operations, the Company has an accumulated deficit of $9,477,541 at November 30, 2016. As of November 30, 2016, the Company's working capital was $39,505. Achievement of the Company's objectives will be dependent upon the ability to obtain additional financing, to locate profitable mining properties and generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by joint venturing, obtaining additional financing from investors, and/or lenders, and attaining additional commercial production. However, there is no assurance that the Company will be able to achieve these objectives, therefore substantial doubt about its ability to continue as a going concern exists. The financial statements do not include adjustments relating to the recoverability of recorded assets nor the implications of associated bankruptcy costs should the Company be unable to continue as a going concern. In the event the Company is unable to fulfill the terms as specified in the Property Option Agreements (Note 4), the Company could default on the agreement(s) and surrender its right to future claims on the respective property.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management assumptions and estimates relate to asset impairments and stock option valuation. Actual results could differ from these estimates and assumptions and could have a material effect on the Company’s reported financial position and results of operations.

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Cash and cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less when acquired to be cash equivalents.

Financial Instruments

The Company's financial instruments include cash and cash equivalents, and short term notes payable, related party. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at November 30, 2016 and February 29, 2016, respectively.

Fair Value Measures

The Financial Accounting Standards Board Accounting Standards Codification Topic 820 "Fair Value Measurements" ("ASC 820") requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1: Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quote prices for similar assets or liabilities in active markets; quoted prices for identical assets in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

At November 30, 2016 and February 29, 2016, the Company had no assets or liabilities accounted for at fair value on a recurring basis.

Stock-based Compensation

The Company estimates the fair value of options to purchase common stock using the Black-Scholes model, which requires the input of some subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (“expected life”), the estimated volatility of the Company’s common stock price over the expected term (“volatility”), employee forfeiture rate, the risk-free interest rate and the dividend yield. Changes in the subjective assumptions can materially affect the estimate of fair value of stock-based compensation. Options granted have a ten-year maximum term and varying vesting periods as determined by the Board of Directors. The value of shares of common stock awards is determined based on the closing price of the Company’s stock on the date of the award.

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Loss Per Share

Basic Earnings Per Share ("EPS") is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and warrants.

The dilutive effect of outstanding securities for years ended November 30, 2016 and November 30, 2015, would be as follows:

	November 30, 2016	November 30, 2015
Stock options	3,841,666	5,161,666
Warrants	107,934	107,934
TOTAL POSSIBLE DILUTION	3,949,600	5,269,600

At November 30, 2016 and November 30, 2015, respectively, the effect of the Company's outstanding options and common stock equivalents would have been anti-dilutive.

Income Taxes

The Company recognizes provision for income tax using the liability method. Deferred income tax liabilities or assets at the end of each period are determined using the tax rates expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

New Accounting Pronouncement

In August 2014, the FASB issued ASU No. 2014-15—Presentation of Financial Statements—Going Concern. The guidance requires an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). If conditions or events exist that raise substantial doubt about an entity’s ability to continue as a going concern, the guidance requires disclosure in the financial statements. The guidance will be effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter.  Early application is permitted.  The Company has concluded that adoption of the standard would have minimal impact on the Company’s financial statements as such disclosure is already included the financial statements.

NOTE 3 – NOTE RECEIVABLE

On April 7, 2016, the Company entered into a short-term promissory note and loaned $67,500 to an energy company. The note matures on April 7, 2017 and in interest-free. For the first twelve months, there are no monthly installment payments due to Quantum Energy, Inc. Thereafter, the monthly installment shall be $2,500 per month until paid in full.

NOTE 4 – LAND PURCHASE OPTION AGREEMENTS

The Company has executed a series of land purchase option agreements with various landowners in and around the State of Montana. In aggregate the land purchase option agreements encompass approximately 1,150 acres. For a period of two years from the respective execution date, the Company has the option to purchase the property for the purpose of evaluating and developing a Clean Energy Center including a diesel refinery, crude processing and natural gas liquid stripping facility and CO2 capture equipment for enhanced oil recovery.

The fair value of consideration given for the exclusive option to purchase has been charged to “Other Assets” and amortized over the respective term of the land purchase option agreement. For the three months and nine months ended November 30, 2016 and February 28, 2015, the Company amortized “Land Option Expense” $946,075 and $521,040, respectively.

The Company recognized an impairment expense of $206,573 relating to certain land purchase option agreements at February 29, 2016. There are no liabilities or future obligations to the Company on any of the impaired land purchase option agreements. Absent notification to or from land owners, the Company retains right to purchase related properties. To date, notification of cancellation has not been communicated by either party. However, in lieu of executed extensions to the land purchase options, the Company accelerated amortization of remaining book value on those properties to which significant cash payments have been delinquent and, therefore, are potentially in default of terms of the purchase option agreement.

55

The following is a summary of the Company’s Other Assets at November 30, 2016:

Option Agreement Date	Consideration	Number	Fair Value	Accumulated Amortization	Allowance for Impairment	Net Book Value
August 22, 2014	Stock options	1,120,000	$521,691	($521,691)	-	-
August 22, 2014	Stock options	1,680,000	800,217	(400,120)	-	180,049
August 26, 2014	Common shares	560,000	280,000	(210,000)	(70,000)	-
August 26, 2014	Common shares	452,000	226,100	(169,575)	(56,525)	-
October 8, 2014	Cash	-(1)	-	-	-	-
October 24, 2014	Common shares	820,000	336,200	(256,152)	(80,048)	-
November 12, 2014	Cash	-(1)	-	-		-
December 10, 2014	Cash	-(1)	-	-		-
TOTAL			$2,164,208	($1,777,586)	($206,573)	$180,049

(1)	Consideration to be paid upon exercise of property option agreement. No fair value of option agreement made as of balance sheet date.

The balance of the land purchase option agreements are included in “Other Assets”.

NOTE 5 – SHARE EXCHANGE AND CONTRIBUTION AGREEMENT AND PARTIAL RESCISSION

Investment in Subsidiary

On or about July 25, 2016, the Company entered into a share exchange and contribution agreement whereby it acquired 100% of the Partnership Interests of New Tex IV, LP, a Texas limited partnership. The acquisition shall be effective September 1, 2016 and consists of approximately 3,000 acres of and 89 well bores in the Texas panhandle along with an approximate 5% working interest in a heavy oil project in Missouri. In consideration of this acquisition, the Company issued 15,000,000 shares of the Company’s common stock with a fair market value of $1,650,000 on July 25, 2016.

On or about January 24, 2017, the Company executed a Mutual Rescission Agreement with Mountain Top Properties, Inc. whereby all provisions of the share exchange and contribution agreement dated July 25, 2016 (Note 4) were revoked. By mutual rescission, Mountain Top Properties, Inc. agreed to the immediate cancellation and surrender of the common stock certificates representing 10,000,000 shares common stock of Quantum Energy, Inc. The Company, therefore, rescinded its acquisition of 100% of the Partnership Interests of New Tex IV, LP, a Texas limited partnership. The fair market value of the common stock rescinded was $1,100,000.

The Company has revised the November 30, 2016 financial statements to reflect the impact of the Mutual Rescission Agreement. The balance sheet as of November 30, 2016 presented in these interim financial statements reflects the change in total assets, common stock and additional paid in capital subsequent to the rescission of a portion of the July 2016 Share Exchange and Contribution Agreement.

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The previously issued financial statements have been revised as follows:

Balance Sheet at November 30, 2016	As Previously Reported	Revision	As Revised

Total assets	$1,917,929	$(1,100,000)	$817,929
Total liabilities	$48,375	$-	$48,375
Stockholders' equity
Preferred stock	1,000	-	1,000
Common stock	66,172	(10,000)	56,172
Additional paid in capital	11,279,923	(1,090,000)	10,189,923
Accumulated deficit	(9,477,541)	-	(9,477,541)
Total stockholders' equity	1,869,554	(1,100,000)	769,554
Total liabilities and stockholders' equity	$1,917,929	$(1,100,000)	$817,929

NOTE 6 – PROMISSORY NOTES PAYABLE

The Company’s outstanding notes payable and accrued interest payable are summarized as follows:

	November 30, 2016		February 29, 2016
	Note payable	Accrued interest	Note payable	Accrued interest
15% unsecured note payable by the Company due on demand	$10,000	$4,894	$10,000	$3,760
TOTAL	$10,000	$4,894	$10,000	$3,760

NOTE 7– RELATED PARTY TRANSACTIONS

For the three months ended November 30, 2016 and 2015, respectively, the Company paid management fees including amounts accrued $15,000 and $7,200, respectively, to the Officers of the Company. For the nine months ended November 30, 2016 and 2015, respectively, the Company paid management fees including amounts accrued $73,200 and $53,200, respectively, to the Officers of the Company

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company engaged the services of a government relations advisory group under an agreement in which the payment obligation is subject to the receipt of funding. That agreement is now terminated and disputed as to its enforceability. If or when the subject funding is realized, and if or when the enforceability issue is resolved, the Company may have a contingent liability in the approximate amount of $75,000.

NOTE 9 – COMMON STOCK

Authorized

295,000,000 voting common shares with a par value of $0.001 per share

3,000,000 convertible preferred “A” shares with a par value of $0.001 per share

2,000,000 convertible preferred 6% series “B” shares with a par value of $0.001 per share

57

	Restricted	Non-restricted	November 30, 2016	Restricted	Non-restricted	February 29, 2016
Common Shares
Outstanding at beginning of period	38,830,943	7,239,900	46,070,843	37,576,825	7,239,900	44,816,725
Issued	20,100,840	-	20,100,840	1,254,118		1,254,118
Rescinded	(10,000,000	-	(10,000,000)	-	-	-
Outstanding at end of period	48,931,783	7,239,900	56,171,683	38,830,943	7,239,900	46,070,843

Preferred Convertible Shares
Outstanding at beginning of period	-	1,200,000	1,200,000	-	1,200,000	1,200,000
Issued Series A	-	-	-	-		-
Issued Series B	-	-	-	-		-
Converted Series B	-	(200,000)	(200,000)	-		-
Outstanding at end of period	-	1,000,000	1,000,000	-	1,200,000	1,200,000

Each of the Series A preferred stock is convertible into common shares, at the option of the holder on a 1:100 basis. Each of the 6% series B preferred stock is convertible into common shares on a 1:1.25 basis if converted within twelve months from the date of purchase and on a 1:1.15 basis if converted within the second twelve months from the date of purchase and on a 1:1 basis if converted in month twenty-five or thereafter from the date of purchase.

Effective July 30, 2010, the Board of Directors authorized a 1,000 for 1 reverse stock split of the Company’s issued common stock. One thousand (1,000) old issued common shares were reverse split into one (1) new issued common share. All references in the accompanying financial statements to the number of common shares issued have been restated to reflect the reverse stock split.

Effective November 15, 2013 the Board of Directors authorized a 150 for 1 forward stock split of the Company’s issued common stock. One (1) old issued common share was forward split into one hundred and fifty (150) new issued common shares. All references in the accompanying financial statements to the number of common shares issued have been restated to reflect the forward stock split.

On March 4, 2014, the Company issued 750,000 common shares in conversion of a promissory note, a transaction that was authorized prior to February 28, 2014 and included in those year-end balances.

On March 10, 2014, the Company issued 625,000 common shares in conversion of a $20,000 promissory note.

On March 19 2014, the Company issued 250,000 common shares with a fair market value of $0.22 per share or $55,000 as resolution of a disputed vendor balance for professional services.

On March 25, 2014 the Company accepted a $150,000 convertible debenture which was converted by the holder to 3,773,125 common shares of the Company.

On June 10, 2014, the Company issued 120,000 common shares with a fair market value of $0.54 per share or $64,680 in consideration of consulting services rendered.

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On September 2, 2014, the Company issued 1,012,000 common shares in consideration of two Land Purchase Option Agreements, the fair value of which was $505,088 based on a closing price of $0.50 per share.

On November 11, 2014, the Company issued 820,000 common shares in consideration of the execution of a Land Purchase Option Agreement, the fair value of which was $336,200 based on a closing price of $0.41 per share.

The Company received $34,000 in proceeds from stock purchase agreements; Trevor MacNeil $20,000 and Donald MacNeil $14,000 on August 10, 2015 and August 11, 2015 consecutively.

On September 4, 2015, Trevor MacNeil was issued 100,000 common shares - Special Purchase Agreement signed and funds wired on August 10, 2015.

On September 4, 2015, Donald MacNeil was issued 50,000 common shares – Special Purchase Agreement signed and funds wired on August 11, 2015.

On September 4, 2015, Donald MacNeil 10,000 common shares issued to daughter as nominee – Special Purchase Agreement signed and funds wired on August 11, 2015

On November 18, 2015, the Company issued 125,000 to two vendors pursuant to an agreement to resolve disputed professional fees. The fair value of the shares issued was $46,250 based on a closing price of $0.37 per share.

On March 11, 2016, the Company issued 400,000 common shares issued pursuant to conversion of 200,000 preferred shares.

On March 18, 2016, the Company issued 2,500,000 shares of common stock issued at $0.04 per share pursuant to a Special Purchase Agreement signed and funds of $100,000 wired on March 2, 2016.

On April 7, 2016, the Company entered into a short-term promissory note and loaned $60,000 to an energy company. The note matures on April 7, 2017 and in interest-free. For the first twelve months, there are no monthly installment payments due to Quantum Energy, Inc. Thereafter, the monthly installment shall be $2,500 per month until paid in full.

On April 22, 2016, the Company issued 1,000,000 shares issued at $0.035 per share pursuant to Special Purchase Agreement signed and funds of $15,000 an $20,000 wired on April 6 and April 7, 2016, respectively.

On May 19, 2016, the Company issued 200,840 shares issued at $0.05 per share pursuant to a Special Purchase Agreement signed on funds received February 24 and March 2, 2016 and company expense paid on February 5, 2016.

On July 25, 2016, the Company issued 500,000 shares of common stock issued at $0.05 per share pursuant to a Special Purchase Agreement signed on funds of $25,000 received July 25, 2016.

On July 25, 2016, the Company entered into a share exchange and contribution agreement whereby it acquired 100% of the Partnership Interests of New Tex IV, LP, a Texas limited partnership. The acquisition shall be effective September 1, 2016 and consists of approximately 3,000 acres of and 89 well bores in the Texas panhandle along with an approximate 5% working interest in a heavy oil project in Missouri. In consideration of this acquisition, the Company issued 10,000,000 shares of the Company’s common stock with a fair market value of $1,650,000 on July 25, 2016.

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On November 25, 2016, the Company issued 500,000 shares of common stock issued at $0.05 per share pursuant to a Special Purchase Agreement signed and funds of $25,000 received on November 25, 2016.

NOTE 9 – STOCK OPTIONS

In consideration for the option to purchase property (see Note 4) and various agreements in exchange for consulting services, the Company issued stock options to purchase shares of the Company’s common stock based on "fair market price" which for financial statement purposes is considered to be the closing price of the Company's common stock on the issue dates.

The following is a summary of the Company’s options issued and outstanding:

	For the three months ended November 30, 2016		For the three months ended November 30, 2015
	Options	Price (a)	Options	Price (a)
Beginning balance	3,841,666	$0.50	5,161,666	$0.75
Issued	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Ending balance	3,841,666	$0.50	5,161,666	$0.75

	For the nine months ended November 30, 2016		For the nine months ended November 30, 2015
	Options	Price (a)	Options	Price (a)
Beginning balance	5,161,666	$0.75	5,161,666	$0.75
Issued	-	-	-	-
Exercised	-	-	-	-
Expired	(1,300,000)	(0.25)	-	-
Ending balance	3,841,666	$0.50	5,161,666	$0.75

The following table summarizes additional information about the options granted by the Company as of November 30, 2016:

Date of Grant	Options outstanding	Options exercisable	Price (a)	Remaining term (b)

May 30, 2014	375,000	375,000	0.40	0.50
June 12, 2014	875,000	875,000	0.40	0.53
July 21, 2014	166,666	166,666	0.75	0.64
August 22, 2014	1,680,000	1,680,000	1.00	0.73
February 24, 2015	745,000	248,333	0.40	1.24
Total options	3,841,666	3,344,999	$ 0.50	0.56

(a)	Weighted average exercise price per shares
(b)	Weighted average remaining contractual term in years.

As of November 30, 2016, there remains $166,922 of unrecognized stock option expense.

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NOTE 10 - WARRANTS

On June 1, 2014, in consideration for professional and consulting services provided for raising capital for the Company, warrants were issued to purchase shares of the Company’s common stock with an exercise price of $0.90 per share. The warrants expire on May 31, 2017. The Company charged $73,303 to professional fees and consulting which approximated the fair value of the warrants at the grant date.

The Company has estimated the fair value of the warrant grant using the Black-Scholes model with the following information and range of assumptions:

Warrants issued	107,934
Fair value of warrants granted	$73,303
Exercise price	$0.90
Volatility	376.9%
Expected term (years) at issuance	3.00
Risk free rate	0.79%

The following is a summary of the Company’s warrants issued and outstanding:

	For the years ended February 29, 2016		For the years ended February 28, 2015
	Options	Price (a)	Options	Price (a)
Beginning balance	107,934	$0.90	-	$-
Issued	-	-	107,934	0.90
Exercised	-	-	-	-
Expired	-	-	-	-
Ending balance	107,934	$0.90	107,934	$0.90

The following table summarizes additional information about the warrants granted by the Company as of February 29, 2016:

Date of Grant	Warrants outstanding	Warrants exercisable	Price	Remaining term

June 1, 2014	107,934	107,934	0.90	1.25
Total warrants	107,934	107,934	$ 0.90	1.25

NOTE 11 – SUBSEQUENT EVENTS

On or about January 24, 2017, the Company executed a Mutual Rescission Agreement with Mountain Top Properties, Inc. whereby all provisions of the share exchange and contribution agreement dated July 25, 2016 (see Note 5) were revoked by mutual rescission, Mountain Top Properties Inc. agreed to the immediate cancellation and surrender of the common stock certificates representing 10,000,000 shares common stock of Quantum Energy, Inc. The Company, therefore, rescinded its acquisition of 100% of the Partnership Interests of New Tex Petroleum IV, LP, a Texas limited partnership.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Quantum Energy, Inc.

We have audited the accompanying balance sheets of Quantum Energy, Inc. as of February 29, 2016 and the related statements of income, stockholders’ equity (deficit), and cash flows for the year ended February 29, 2016. Quantum Energy, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quantum Energy, Inc. as of February 29, 2016 and the related statements of income, stockholders’ equity (deficit), and cash flows for the year ended February 29, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no revenues, has negative working capital at February 29, 2016, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

November 3, 2016

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QUANTUM ENERGY, INC.

CONSOLIDATED BALANCE SHEET

	February 29, 2016	February 28, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$81	$18,953
TOTAL CURRENT ASSETS	81	18,953
OTHER ASSETS	490,520	1,643,168
TOTAL ASSETS	$490,601	$1,662,121
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$15,922	$12,251
Promissory notes payable	12,980	12,000
Due to related party	4,800	—
TOTAL CURRENT LIABILITIES	33,702	24,251
LONG TERM LIABILITIES:	—	—
TOTAL LIABILITIES	33,702	24,251
COMMITMENTS AND CONTINGENCIES (NOTE 4)
STOCKHOLDERS' EQUITY

Preferred Stock, $.001 par value; 10,000,000 shares authorized, none issued and outstanding	—	—
Series A: 3,000,000 shares allocated, 1,000,000 shares issued and outstanding	1,000	1,000
Series B: 2,000,000 shares allocated, Nil and 2,000,000 shares issued and outstanding	200	200
Common Stock, $.001 par value; 300,000,000 shares authorized; 46,070,843 and 44,816,725 shares issued and outstanding, respectively	46,071	44,817
Additional paid-in capital	9,454,781	8,853,206
Stock subscribed	2,890	339,118
Accumulated deficit	(9,048,043)	(7,600,471)
TOTAL STOCKHOLDERS' EQUITY	456,899	1,637,870
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$490,601	$1,662,121

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QUANTUM ENERGY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	For the year ended
	February 29, 2016	February 28, 2015
OPERATING EXPENSE
Advertising and marketing	$8,128	$73,844
Management fees	54,200	83,300
Office and administration	69,375	202,552
Stock option expense	83,461	933,368
Land option expense	946,075	521,040
Impairment of land option agreements	206,573	—
Professional fees	78,250	182,522
TOTAL OPERATING EXPENSES	1,446,062	1,996,626
LOSS FROM OPERATIONS	(1,446,062)	(1,996,626)
OTHER INCOME (EXPENSE)
Loss on conversion of debt	—	(11,875)
Interest expense	(1,510)	(156,564)
TOTAL OTHER INCOME (EXPENSE)	(1,510)	(168,439)
NET LOSS BEFORE INCOME TAXES	(1,447,572)	(2,165,065)
Provision for income tax	—	—
NET LOSS	$(1,447,572)	$(2,165,065)
Basic and diluted loss per share	$(0.03)	$(0.05)
Basic and diluted weighted average number shares outstanding	45,730,614	42,667,991

64

QUANTUM ENERGY, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

	Preferred shares		Common shares
	Number	Par value	Number	Par value	Additional Paid-In Capital	Stock subscribed	Accumulated (Deficit)	Total
Balance at February 28, 2013	-	-	7,466,400	$7,466	$2,893,649	$-	$(5,230,053)	$(2,328,938)
Issuance on acquisition of FTPM Resources, Inc.	-	-	30,000,000	30,000	94,994	-	-	124,994
Issued common shares	-	-	750,000	750	26,750	-	-	27,500
Stock subscribed on debt conversion	-	-	-	-	-	2,016,135	-	2,016,135
Net loss for the year ended February 28, 2014	-	-	-	-	-	-	(205,353)	(205,353)
Balance at February 28, 2014	-	-	38,216,400	38,216	3,015,393	2,016,135	(5,435,406)	(365,662)
Issuance of Series A preferred stock	1,000,000	1,000	-	-	2,016,135	(2,016,135)	-	1,000
Issuance of Series B preferred stock	200,000	200	-	-	199,800	-	-	200,000
Stock subscribed on conversion of debt	-	-	-	-	-	309,118	-	309,118
Stock subscribed					-	30,000	-	30,000
Reversal of stock purchase	-	-	250,000	250	54,750	-	-	55,000
Beneficial conversion feature of convertible debenture	-	-	-	-	150,000	-	-	150,000
Conversion of debt	-	-	4,398,125	4,399	183,402	-	-	187,801
Issuance of warrants in lieu of cash for consulting and professional services					73,303	-	-	73,303
Issuance of stock options in lieu of cash for consulting and professional services	-	-	-	-	933,367	-	-	933,367
Issuance of stock options for land purchase option agreement	-	-	-	-	1,321,908	-	-	1,321,908

Issuance of common shares in lieu of cash consulting and professional services	-	-	120,000	120	64,680	-	-	64,800
Common stock issued at $0.50 per share for land option agreements	-	-	1,012,200	1,012	505,088	-	-	506,100
Common stock issued at $0.41 per share for land option agreement	-	-	820,000	820	335,380	-	-	336,200
Net income (loss)	-	-	-	-	-	-	(2,165,065)	(2,165,065)
Balance at February 28, 2015	1,200,000	1,200	44,816,725	44,817	8,853,206	339,118	(7,600,471)	1,637,870
Isuance of common stock for stock subscribed			309,118	309	308,809	(309,118)	-	-
Stock subscribed	-	-	-	-	-	2,890	-	2,890
Purchase of common shares at $0.20 per share	-	-	820,000	820	163,180	(30,000)	-	134,000
Issuance of common shares in lieu of cash consulting and professional services	-	-	125,000	125	46,125	-	-	46,250
Stock based compensation	-	-	-	-	83,461	-	-	83,461
Net income (loss)	-	-	-	-	-	-	(1,447,572)	(1,447,572)
Balance at February 29, 2016	1,200,000	1,200	46,070,843	$46,071	$9,454,781	$2,890	$(9,048,043)	$456,899

65

QUANTUM ENERGY, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the year ended
	February 29, 2016		February 28, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(1,447,572)	$(2,165,065)
Adjustments to reconcile net loss to cash used by operating activities
Stock based compensation		83,461	933,368
Amortization expense, land purchase option agreements		946,075	521,040
Impairment of land option agreements		206,573
Issuance of common shares in lieu of cash for professional services		46,250	120,800
Issuance of warrants in lieu of cash for professional services		-	73,303
Loss on conversion of debt		-	317,801
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities		3,671	(10,454)
Bank indebtedness		-	(310)
Net cash used by operating activities		(161,542)	(209,517)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities		-	-
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sales of common stock		134,000	-
Proceeds from sales of preferred stock		-	200,000
Proceeds from subscription of common stock		2,890	30,000
Proceeds from loan payable		980	-
Repayment of loan, related party		-	(1,530)
Proceeds from loan, related party		4,800	-
Net cash provided by financing activities		142,670	228,470
Net increase (decrease) in cash and cash equivalents		(18,872)	18,953
CASH AT BEGINNING OF PERIOD		18,953	-
CASH AT END OF PERIOD		$81	$18,953

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid in cash		$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
Common stock issued for land option agreements	$$11	-	842,300
Stock options issued for land option agreements		-	1,321,908

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QUANTUM ENERGY, INC.

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

Period from inception to February 29, 2016

NOTE 1 - NATURE OF OPERATIONS

QUANTUM ENERGY INC. (“the Company”) was incorporated under the name “Boomers Cultural Development Inc.” under the laws of the State of Nevada on February 5, 2004. On May 18, 2006 the company changed its name to Quantum Energy Inc.

The Company is a development stage diversified holding company with an emphasis in land holdings, refinery and rail transload development, oil and gas exploration, drilling, well completion, and fuel distribution.

The Company is domiciled in the Unites States of America, trades on the OTC market under the symbol QEGY.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary FTPM Resources Ltd. after elimination of the intercompany accounts and transactions.

Going Concern

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of February 29, 2016, the Company has limited financial resources with which to achieve the objectives and obtain profitability and positive cash flows. As shown in the accompanying balance sheets and statements of operations, the Company has an accumulated deficit of $9,048,043 at February 29, 2016. As of February 29, 2016 the Company's working capital was $33,621. Achievement of the Company's objectives will be dependent upon the ability to obtain additional financing, to locate profitable mining properties and generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by joint venturing, obtaining additional financing from investors, and/or lenders, and attaining additional commercial production. However, there is no assurance that the Company will be able to achieve these objectives, therefore substantial doubt about its ability to continue as a going concern exists. The financial statements do not include adjustments relating to the recoverability of recorded assets nor the implications of associated bankruptcy costs should the Company be unable to continue as a going concern. In the event the Company is unable to fulfill the terms as specified in the Property Option Agreements (Note 3), the Company could default on the agreement(s) and surrender its right to future claims on the respective property.

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Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management assumptions and estimates relate to asset impairments and stock option valuation. Actual results could differ from these estimates and assumptions and could have a material effect on the Company’s reported financial position and results of operations.

Cash and cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less when acquired to be cash equivalents.

Financial Instruments

The Company's financial instruments include cash and cash equivalents, and short term notes payable, related party. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at February 29, 2016 and February 28, 2015, respectively.

Fair Value Measures

The Financial Accounting Standards Board Accounting Standards Codification Topic 820 "Fair Value Measurements" ("ASC 820") requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1: Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quote prices for similar assets or liabilities in active markets; quoted prices for identical assets in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

At February 29, 2016 and February 28, 2015, the Company had no assets or liabilities accounted for at fair value on a recurring basis.

Stock-based Compensation

The Company estimates the fair value of options to purchase common stock using the Black-Scholes model, which requires the input of some subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them (“expected life”), the estimated volatility of the Company’s common stock price over the expected term (“volatility”), employee forfeiture rate, the risk-free interest rate and the dividend yield. Changes in the subjective assumptions can materially affect the estimate of fair value of stock-based compensation. Options granted have a ten-year maximum term and varying vesting periods as determined by the Board of Directors. The value of shares of common stock awards is determined based on the closing price of the Company’s stock on the date of the award.

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Loss Per Share

Basic Earnings Per Share ("EPS") is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and warrants.

The dilutive effect of outstanding securities for years ended February 29, 2016 and February 28, 2015, would be as follows:

	February 29, 2016	February 28, 2015
Stock options	4,961,666	5,161,666
Warrants	107,934	107,934
TOTAL POSSIBLE DILUTION	5,069,600	5,269,600

At February 29, 2016 and February 28, 2015, respectively, the effect of the Company's outstanding options and common stock equivalents would have been anti-dilutive.

Income Taxes

The Company recognizes provision for income tax using the liability method. Deferred income tax liabilities or assets at the end of each period are determined using the tax rates expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

New Accounting Pronouncement

In August 2014, the FASB issued ASU No. 2014-15—Presentation of Financial Statements—Going Concern. The guidance requires an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). If conditions or events exist that raise substantial doubt about an entity’s ability to continue as a going concern, the guidance requires disclosure in the financial statements. The guidance will be effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter.  Early application is permitted.  The Company has concluded that adoption of the standard would have minimal impact on the Company’s financial statements as such disclosure is already included the financial statements.

NOTE 3 – OTHER ASSETS

The Company has executed a series of land purchase option agreements with various landowners in and around the State of Montana. In aggregate the land purchase option agreements encompass approximately 1,150 acres. For a period of two years from the respective execution date, the Company has the option to purchase the property for the purpose of evaluating and developing a Clean Energy Center including a diesel refinery, crude processing and natural gas liquid stripping facility and CO2 capture equipment for enhanced oil recovery.

The fair value of consideration given for the exclusive option to purchase has been charged to “Other Assets” and amortized over the respective term of the land purchase option agreement. For the years ended February 29, 2016 and February 28, 2015, the Company amortized “Land Option Expense” $946,075 and $521,040, respectively.

69

The Company recognized an impairment expense of $206,573 relating to certain land purchase option agreements at February 29, 2016. There are no liabilities or future obligations to the Company on any of the impaired land purchase option agreements. Absent notification to or from land owners, the Company retains right to purchase related properties. To date, notification of cancellation has not been communicated by either party. However, in lieu of executed extensions to the land purchase options, the Company accelerated amortization of remaining book value on those properties to which significant cash payments have been delinquent and, therefore, are potentially in default of terms of the purchase option agreement.

The following is a summary of the Company’s Other Assets at February 29, 2016:

Option Agreement Date	Consideration	Number	Fair Value	Accumulated Amortization	Allowance for Impairment	Net Book Value
August 22, 2014	Stock options	1,120,000	$521,691	($391,268)	-	130,423
August 22, 2014	Stock options	1,680,000	800,217	(600,163)	-	200,054
August 26, 2014	Common shares	560,000	280,000	(210,000)	(70,000)	-
August 26, 2014	Common shares	452,000	226,100	(169,575)	(56,525)	-
October 8, 2014	Cash	-(1)	-	-	-	-
October 24, 2014	Common shares	820,000	336,200	(256,152)	(80,048)	-
November 12, 2014	Cash	-(1)	-	-		-
December 10, 2014	Cash	-(1)	-	-		-
TOTAL			$2,164,208	($1,627,158)	($206,573)	$537,050

(2)	Consideration to be paid upon exercise of property option agreement. No fair value of option agreement made as of balance sheet date.

NOTE 4 – PROMISSORY NOTES PAYABLE

The Company’s outstanding notes payable and accrued interest payable are summarized as follows:

	February 29, 2016		February 28, 2015
	Note payable	Accrued interest	Note payable	Accrued interest
15% unsecured note payable by the Company due on demand	$10,000	$3,760	$10,000	$2,260
TOTAL	$10,000	$3,760	$10,000	$2,260

NOTE 5– RELATED PARTY TRANSACTIONS

For the years ended February 29, 2016 and February 28, 2015, respectively, the Company paid management fees including amounts accrued since inception of $52,700 and $26,000 to the Officers of the Company.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company engaged the services of a government relations advisory group under an agreement in which the payment obligation is subject to the receipt of funding. That agreement is now terminated and disputed as to its enforceability. If or when the subject funding is realized, and if or when the enforceability issue is resolved, the Company may have a contingent liability in the approximate amount of $75,000.

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NOTE 7 – COMMON STOCK

Authorized

295,000,000 voting common shares with a par value of $0.001 per share

3,000,000 convertible preferred “A” shares with a par value of $0.001 per share

2,000,000 convertible preferred 6% series “B” shares with a par value of $0.001 per share

	Restricted	Non-restricted	February 29, 2016	Restricted	Non-restricted	February 29, 2015
Common Shares
Outstanding at beginning of period	37,576,825	7,239,900	44,816,725	30,976,500	7,239,900	38,216,400
Issued	1,254,118	-	1,254,118	6,600,325	-	6,600,325
Outstanding at end of period	38,830,943	7,239,900	46,070,843	37,576,825	7,239,900	44,816,725

Preferred Convertible Shares
Outstanding at beginning of period	-	1,200,000	1,200,000	-	-	-
Issued Series A	-	-	-	-	1,000,000	1,000,000
Issued Series B	-	-	-	-	200,000	200,000
Converted Series B	-	(200,000)	(200,000)	-	-	-
Outstanding at end of period	-	1,000,000	1,000,000	-	1,200,000	1,200,000

Each of the Series A preferred stock is convertible into common shares, at the option of the holder on a 1:100 basis. Each of the 6% series B preferred stock is convertible into common shares on a 1:1.25 basis if converted within twelve months from the date of purchase and on a 1:1.15 basis if converted within the second twelve months from the date of purchase and on a 1:1 basis if converted in month twenty-five or thereafter from the date of purchase.

Effective July 30, 2010, the Board of Directors authorized a 1,000 for 1 reverse stock split of the Company’s issued common stock. One thousand (1,000) old issued common shares were reverse split into one (1) new issued common share. All references in the accompanying financial statements to the number of common shares issued have been restated to reflect the reverse stock split.

Effective November 15, 2013 the Board of Directors authorized a 150 for 1 forward stock split of the Company’s issued common stock. One (1) old issued common share was forward split into one hundred and fifty (150) new issued common shares. All references in the accompanying financial statements to the number of common shares issued have been restated to reflect the forward stock split.

On March 4, 2014, the Company issued 750,000 common shares in conversion of a promissory note, a transaction that was authorized prior to 2/28/14 and included in the year-end balance.

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On March 10, 2014, the Company issued 625,000 common shares in conversion of a $20,000 promissory note.

On March 19 2014, the Company issued 250,000 common shares with a fair market value of $0.22 per share or $54,75 as resolution of a disputed vendor balance for professional services.

On March 25, 2014 the Company accepted a $150,000 convertible debenture which was converted by the holder to 3,773,125 common shares of the Company.

On June 10, 2014, the Company issued 120,000 common shares with a fair market value of $0.54 per share or $64,680 in consideration of consulting services rendered.

On September 2, 2014, the Company issued 1,012,000 common shares in consideration of two Land Purchase Option Agreements, the fair value of which was $505,088 based on a closing price of $0.50 per share.

On November 11, 2014, the Company issued 820,000 common shares in consideration of the execution of a Land Purchase Option Agreement, the fair value of which was $336,200 based on a closing price of $0.41 per share.

The Company received $34,000 in proceeds from stock purchase agreements; Trevor MacNeil $20,000 and Donald MacNeil $14,000 on August 10, 2015 and August 11, 2015 consecutively.

On September 4, 2015, Trevor MacNeil was issued 100,000 common shares - Special Purchase Agreement signed and funds wired on August 10, 2015.

On September 4, 2015, Donald MacNeil was issued 50,000 common shares – Special Purchase Agreement signed and funds wired on August 11, 2015.

On September 4, 2015, Donald MacNeil 10,000 common shares issued to daughter as nominee – Special Purchase Agreement signed and funds wired on August 11, 2015

On November 18, 2015, the Company issued 125,000 to two vendors pursuant to an agreement to resolve disputed professional fees. The fair value of the shares issued was $46,250 based on a closing price of $0.37 per share.

NOTE 8 - STOCK OPTIONS

In consideration for the option to purchase property (see Note 4) and various agreements in exchange for consulting services, the Company issued stock options to purchase shares of the Company’s common stock based on "fair market price" which for financial statement purposes is considered to be the closing price of the Company's common stock on the issue dates.

The Company has estimated the fair value of these option grants using the Black-Scholes model with the following information and range of assumptions:

Options issued	5,161,666
Aggregate fair value of options issued	$2,505,659
Weighted average exercise price	$0.72
Weight average volatility	216.2%
Expected term (years) at issuance	2.24
Weighted average risk free rate	0.79%

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The following is a summary of the Company’s options issued and outstanding:

	For the years ended February 29, 2016		For the years ended February 28, 2015
	Options	Price (a)	Options	Price (a)
Beginning balance	5,161,666	$0.75	5,161,666	$0.75
Issued	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Ending balance	5,161,666	$0.75	5,161,666	$0.75

The following table summarizes additional information about the options granted by the Company as of February 29, 2016:

Date of Grant	Options outstanding	Options exercisable	Price (a)	Remaining term (b)

March 27, 2014	75,000	75,000	$ 0.85	0.07
May 30, 2014	375,000	375,000	0.40	1.25
May 30, 2014	125,000	125,000	0.60	0.25
June 12, 2014	875,000	875,000	0.40	1.28
July 21, 2014	166,666	166,666	0.75	1.39
August 22, 2014	1,120,000	1,120,000	1.00	0.48
August 22, 2014	1,680,000	1,680,000	1.00	1.48
February 24, 2015	745,000	248,333	0.40	1.99
Total options	5,161,666	4,664,999	$ 0.75	1.23

(c)	Weighted average exercise price per shares
(d)	Weighted average remaining contractual term in years.

As of February 29, 2016, there remains $166,922 of unrecognized stock option expense.

NOTE 9 - WARRANTS

On June 1, 2014, in consideration for professional and consulting services provided for raising capital for the Company, warrants were issued to purchase shares of the Company’s common stock with an exercise price of $0.90 per share. The warrants expire on May 31, 2017. The Company charged $73,303 to professional fees and consulting which approximated the fair value of the warrants at the grant date.

The Company has estimated the fair value of the warrant grant using the Black-Scholes model with the following information and range of assumptions:

Warrants issued	107,934
Fair value of warrants granted	$73,303
Exercise price	$0.90
Volatility	376.9%
Expected term (years) at issuance	3.00
Risk free rate	0.79%

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The following is a summary of the Company’s warrants issued and outstanding:

	For the years ended February 29, 2016		For the years ended February 28, 2015
	Options	Price (a)	Options	Price (a)
Beginning balance	107,934	$0.90	-	$-
Issued	-	-	107,934	0.90
Exercised	-	-	-	-
Expired	-	-	-	-
Ending balance	107,934	$0.90	107,934	$0.90

The following table summarizes additional information about the warrants granted by the Company as of February 29, 2016:

Date of Grant	Warrants outstanding	Warrants exercisable	Price	Remaining term

June 1, 2014	107,934	107,934	0.90	1.25
Total warrants	107,934	107,934	$ 0.90	1.25

NOTE 10 – SUBSEQUENT EVENTS

On April 7, 2016, the Company entered into a short-term promissory note and loaned $60,000 to an energy company. The note matures on April 7, 2017 and in interest-free. For the first twelve months, there are no monthly installment payments due to Quantum Energy, Inc. Thereafter, the monthly installment shall be $2,500 per month until paid in full.

On March 11, 2016, the Company issued 400,000 common shares issued pursuant to conversion of 200,000 preferred shares.

On March 18, 2016, the Company issued 2,500,000 shares of common stock issued at $0.04 per share pursuant to a Special Purchase Agreement signed and funds of $100,000 wired on March 2, 2016.

On April 22, 2016, the Company issued 1,000,000 shares issued at $0.035 per share pursuant to Special Purchase Agreement signed and funds of $15,000 an $20,000 wired on April 6 and April 7, 2016, respectively.

On May 19, 2016, the Company issued 200,840 shares issued at $0.05 per share pursuant to a Special Purchase Agreement signed on funds received February 24 and March 2, 2016 and company expense paid on February 5, 2016.

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EXHIBITS

Exhibit Number	Description of Exhibit	Filing
3.01	Articles of Incorporation	Filed herewith.
3.02	Bylaws	Filed herewith.
3.03	Certificate of Amendment	Filed herewith
5.01	Legal Opinion of Brunson Chandler & Jones, PLLC	Filed herewith.
21.01	List of Subsidiaries	Filed herewith.
23.01	Auditor Consent	Filed herewith.
23.02	Consent of Brunson Chandler & Jones, PLLC	Included in Exhibit 5.01, filed herewith.

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UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on March 3, 2017.

Quantum Energy, Inc.

By:	/s/ Stanley F. Wilson
Stanley F. Wilson
Chief Executive Officer (Principal Executive Officer)

Quantum Energy, Inc.

By:	/s/ Stanley F. Wilson
Stanley F. Wilson
Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Stanley F. Wilson	CEO, Chairman, Secretary, Treasurer	March 3, 2017
Stanley F. Wilson

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